EXHIBIT 10.51

Asset Purchase Agreement dated as of November 14, 2006

between

Fore Star Golf of Yuma, LLC,

Fore Star Golf of Lubbock, LLC,

Premier Golf Royal Meadows, LLC,

Premier Golf Painted Hills, LLC,

Premier Golf Cleveland, LLC,

Premier Golf Solon, LLC,

Premier Golf Management, Inc.

and CNL Income Partners, LP

ASSET PURCHASE AGREEMENT

BETWEEN

THE SELLER PARTIES

Identified herein

AS SELLERS

AND

CNL INCOME PARTNERS, LP

a Delaware limited partnership

AS PURCHASER

DATED AS OF NOVEMBER 14, 2006

i

LIST OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit A-1 through A-7	Legal Descriptions of the Land
Exhibit B	Form of Seller’s Closing Certificate
Exhibit C	Forms of Special Warranty Deeds
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Assignment and Assumption of Intangible Property
Exhibit F	Form of Assignment and Assumption of Contracts
Exhibit G	Form of Assignment and Assumption of Licenses and Permits and Books and Records
Exhibit H	Form of Assignment and Assumption of Membership Agreements
Exhibit I	Form of Purchaser’s Closing Certificate

List of Schedules

Schedule 2.3.2	Third Party Assets
Schedule 3.4	Purchase Price Allocation
Schedule 5.1.4	Consents and Approvals; No Conflicts
Schedule 5.1.7(a) through 5.1.7(g)	Litigation
Schedule 5.1.12(a) through 5.1.12(g)	Contracts
Schedule 5.1.28(a) through 5.1.28(g)	Intellectual Property
Schedule 5.1.30(a) through 5.1.30(g)	Personal Property
Schedule 5.1.32(a) through 5.1.32(g)	Memberships

v

ASSET PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made as of November 14, 2006 (the “Effective Date”), by and between SELLERS, as hereinafter defined, and CNL INCOME PARTNERS, LP, a Delaware limited partnership (“Purchaser”) (each a “Party” and together the “Parties”).

R E C I T A L S

A. Fore Star Golf of Yuma, LLC, a New Mexico limited liability company (“Yuma”), owns all of certain real property located in Yuma, Arizona commonly known as the “Mesa Del Sol Golf Club” (the “Yuma Site”) and more particularly described in Exhibit A-1 attached hereto (the “Yuma Land”), currently improved with the Yuma Improvements (as defined herein); and

B. Fore Star Golf of Lubbock at Lakeridge, LLC, a Texas limited liability company (“Lubbock”), owns all of certain real property located in Lubbock, Texas commonly known as the “Lakeridge Country Club” (the “Lubbock Site”) and more particularly described in Exhibit A-2 attached hereto (the “Lubbock Land”), currently improved with the Lubbock Improvements (as defined herein); and

C. Premier Golf Royal Meadows, LLC, a Delaware limited liability company (“Royal Meadows”), owns all of certain real property located in Kansas City, Missouri commonly known as the “Royal Meadows Golf Course” (the “Royal Meadows Site”) and more particularly described in Exhibit A-3 attached hereto (the “Royal Meadows Land”), currently improved with the Royal Meadows Improvements (as defined herein); and

D. Premier Golf Painted Hills, LLC, a Delaware limited liability company (“Painted Hills”), owns all of certain real property located in Kansas City, Kansas commonly known as the “Painted Hills Golf Course” (the “Painted Hills Site”) and more particularly described in Exhibit A-4 attached hereto (the “Painted Hills Land”), currently improved with the Painted Hills Improvements (as defined herein); and

E. Premier Golf Cleveland, LLC, a Delaware limited liability company (“Cleveland”), owns all of certain real property located in Medina, Ohio commonly known as the “Fox Meadow Country Club” (the “Fox Meadow Site”) and more particularly described in Exhibit A-5 attached hereto (the “Fox Meadow Land”), currently improved with the Fox Meadow Improvements (as defined herein), and all of that certain real property located in Medina, Ohio commonly known as the “Weymouth Country Club” (the “Weymouth Site”) and more particularly described in Exhibit A-6 attached hereto (the “Weymouth Land”), currently improved with the Weymouth Improvements (as defined herein); and

F. Premier Golf Solon, LLC, a Delaware limited liability company (“Solon”), owns all of certain real property located in Solon, Ohio, commonly known as the “Signature of Solon Country Club” (the “Signature Site”) and more particularly described in Exhibit A-7 attached hereto (the “Signature Land”), currently improved with the Signature Improvements (as defined herein); and

G. Premier Golf Management, Inc., a Delaware corporation (“Premier”) is the owner, directly or indirectly, of 100% of the membership interests of Yuma, Lubbock, Royal Meadows, Painted Hills, Cleveland and Solon, and hereby joins in as a Seller to effectuate the transactions contemplated herein and to be jointly and severally liable for the obligations of the Sellers (as defined herein); and

H. Purchaser desires to purchase the Assets from Seller (as hereinafter defined) and Seller desires to sell the Assets to Purchaser on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective provisions contained in this Agreement, Seller and Purchaser agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Definitions. The following terms will have the following meanings in this Agreement:

“Action Period” has the meaning set forth in Section 12.1.

“Affiliate” has the following meaning: two entities are “Affiliates” if

(a) one of the entities is a Subsidiary of the other entity;

(b) both of the entities are Subsidiaries of the same entity; or

(c) both of the entities are Controlled by the same person or entity.

“Agreement” has the meaning set forth in the first paragraph of this document.

“Applicable Laws” means in each case to the extent the Person or Assets in question is subject to the same, all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question.

“Assets” has the meaning set forth in Section 2.2.

“Bankruptcy Code” has the meaning set forth in Section 5.1.14.

“Benefits” has the meaning set forth in Section 6.11.2.

“Black Out Period” has the meaning set forth in Section 8.1.

“Books and Records” has the meaning set forth in Section 2.2.13.

“Business” means the operation of the golf course, clubhouses, pro shops and all activities related thereto conducted at the Real Property.

“Business Day” means any day other than a Saturday, Sunday or any United States federal legal holiday.

“Casualty” has the meaning set forth in Section 11.1.

“Cleveland” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Article VIII.

“Closing Conditions” means the Purchaser’s Closing Conditions and the Seller’s Closing Conditions.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Escrow” has the meaning set forth in Section 8.2.

“Closing Escrow Agreement” has the meaning set forth in Section 8.2.

“Closing Statement” has the meaning set forth in Section 8.3.9.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Condemnation” has the meaning set forth in Section 5.1.5.

“Consumables” has the meaning set forth in Section 2.2.5.

“Contracts” has the meaning set forth in Section 2.2.7.

“Control” means:

(a) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

(b) the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership, and “Controlled” has a corresponding meaning.

“Deeds” means the special warranty deeds delivered by the Seller to the Purchaser pursuant to Section 8.3.2.

“Deposit” has the meaning set forth in Section 3.2.1.

“Disapproved Contracts” has the meaning set forth in Section 4.6.

“Due Diligence Items” means (i) the legal description of the Land, the Surveys, the Title Commitments, underlying title documents and a final title commitment for the Title Policy issued by Title Company; (ii) the documents to be delivered to Buyer pursuant to Section 4.1; (iii) the terms and conditions of all agreements, contracts and other obligations affecting each Site, including without limtation, all Contracts and Membership Agreements, and the assignability of each; (iv) the status of the Licenses and Permits and assignability of each; (v) the appraisals for each site and the Purchaser’s financial underwriting of the transaction; (vi) the physical and environmental condition of each Site; and (vii) the sufficiency of water to serve the projected needs of each Site.

“Due Diligence Period” means the period from the Effective Date until 5:00 p.m., eastern time, on the day which is forty-five (45) days after the date of this Agreement.

“Eagle Leases” means those certain lease agreements (or sublease agreements, as applicable) to be executed following the Effective Date but prior to the Closing Date by and between (i) Operating Lessee and CNL Income Canyon Springs, LLC, (ii) Operating Lessee and CNL Income Cinco Ranch, LLC, (iii) Operating Lessee and CNL Income Fossil Creek, LLC, (iv) Operating Lessee and CNL Income Plantation, LLC, (v) Operating Lessee and CNL Income Clear Creek, LLC, (vi) Operating Lessee and CNL Income Lake Park, LLC, and (vii) Operating Lessee and CNL Income Mansfield, LLC.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Effluent Discharge Rights” has the meaning set forth in Section 2.2.12.

“Employees” means, at the time in question all persons employed full-time and part-time at the Real Property.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Real Property, or (ii) violation of any Environmental Laws with respect to the Real Property or any portion thereof.

“Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substances, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and similar state and local laws.

“Environmental Liabilities” means all Liabilities under any Environmental Laws arising from or in connection with the Real Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Environmental Reports” means all environmental studies (including both Phase I and Phase II studies), audits, and other tests of the Real Property.

“ERISA” has the meaning set forth in Section 5.1.27.

“Escrow Agent” means the Title Company or such other escrow agent as is mutually acceptable to the Seller and the Purchaser.

“Event Deposits” has the meaning set forth in Section 9.2.3.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Fiscal Year” means a calendar year beginning on January 1 and ending on December 31. Any partial Fiscal Year between the Closing Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year.

“Fixtures” has the meaning set forth in Section 2.2.8.

“Fox Meadow Improvements” means all buildings, structures and other improvements located on or affixed to the Fox Meadow Land and all fixtures on the Fox Meadow Land which constitute real property under Applicable Law.

“Fox Meadow Land” has the meaning set forth in the Recitals.

“Fox Meadow Personal Property” means all tangible personal property, including without limitation any and all furniture fixtures (other than fixtures), equipment machinery, tools, appliances, and vehicles (free of any liens or encumbrances and other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) owned by Cleveland and used in connection with the Fox Meadow Site.

“Fox Meadow Site” has the meaning set forth in the Recitals.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Real Property in question.

“Hazardous Substances” means any hazardous or toxic substances, chemicals, materials or waste, whether in solid, semisolid, liquid or gaseous form, regulated by any Environmental Laws, including, without limitation, asbestos, petroleum or petroleum by-products, polychlorinated biphenyls, mold or other biological contaminants.

“Improvements” means individually or collectively as the context requires, the Yuma Improvements, the Lubbock Improvements, the Royal Meadows Improvements, the Painted Hills Improvements, the Fox Meadow Improvements, the Weymouth Improvements and the Signature Improvements.

“Indemnification Claim” has the meaning set forth in Section 12.4.1.

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” has the meaning set forth in Section 12.4.1.

“Indemnitor” has the meaning set forth in Section 12.4.1.

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Real Property or the Business conducted by or on behalf of the Purchaser (or any Affiliate thereof).

“Intangible Assets” has the meaning set forth in Section 2.2.6.

“Land” means, individually or collectively as the context requires, the Yuma Land, the Lubbock Land, the Royal Meadows Land, the Painted Hills Land, the Fox Meadow Land, the Weymouth Land and the Solon Land.

“Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen and “Liabilities” has a corresponding meaning.

“Licenses and Permits” has the meaning set forth in Section 2.2.8.

“Liquor Licenses” has the meaning set forth in Section 6.12.

“Lubbock” has the meaning set forth in the Recitals.

“Lubbock Improvements” means all buildings, structures and other improvements located on or affixed to the Lubbock Land and all fixtures on the Lubbock Land which constitute real property under Applicable Law.

“Lubbock Land” has the meaning set forth in the Recitals.

“Lubbock Personal Property” means all tangible personal property, including without limitation any and all furniture fixtures (other than fixtures), equipment machinery, tools, appliances, and vehicles (free of any liens or encumbrances and other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) owned by owned by Lubbock and used in connection with the Lubbock Site.

“Lubbock Site” has the meaning set forth in the Recitals.

“Material Contracts” means Contracts to which any of the Sellers are a party and which, individually, involve the payment by any of the parties thereto of $20,000 or more over the life of the contract.

“Material Lease Terms” has the meaning set forth in Section 4.7.

“Membership Agreements” has the meaning set forth in Section 5.1.32.

“New Title Exception” has the meaning set forth in Section 4.2.3.

“Notice” has the meaning set forth in Section 13.1.1.

“Operating Leases” means those certain Lease Agreements to be agreed to during the Due Diligence Period and entered into at Closing between Purchaser (or an Affiliate thereof), as lessor, and Operating Lessee pursuant to which Operating Lessee shall lease each of the Assets from Purchaser.

“Operating Lessee” means Evergreen Alliance Golf Limited, L.P., a Delaware limited partnership, which is an Affiliate of Seller, or such other entity designated by Premier Golf Management, Inc. and reasonably approved by Purchaser.

“Ordinary Course of Business” means the ordinary course of business consistent with the Seller’s past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.

“Outside Closing Date” has the meaning set forth in Section 8.1.

“Painted Hills” has the meaning set forth in the Recitals.

“Painted Hills Improvements” means all buildings, structures and other improvements located on or affixed to the Painted Hills Land and all fixtures on the Painted Hills Land which constitute real property under Applicable Law

“Painted Hills Land” has the meaning set forth in the Recitals.

“Painted Hills Personal Property” means all tangible personal property, including without limitation any and all furniture fixtures (other than fixtures), equipment machinery, tools, appliances, and vehicles (free of any liens or encumbrances and other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) owned by Lubbock and used in connection with the Painted Hills Site.

“Painted Hills Site” has the meaning set forth in the Recitals.

“Par Consumables Level” has the meaning set forth in Section 6.3.1.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Encumbrance” has the meaning set forth in Section 4.2.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means, individually or collectively as the context requires, the Yuma Personal Property, the Lubbock Personal Property, the Royal Meadows Personal Property, the Painted Hills Personal Property, the Fox Meadow Personal Property, the Weymouth Personal Property and the Signature Personal Property.

“Plan” has the meaning set forth in Section 5.1.27.

“Plans and Specifications” has the meaning set forth in Section 2.2.9.

“Premier” has the meaning set forth in the Recitals.

“Property Condition Evaluations” means the property condition evaluations obtained by the Purchaser in connection with the transaction contemplated herein with respect to certain of the Assets.

“Pro-rations” has the meaning set forth in Section 9.2.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” means CNL Income Partners, LP, a Delaware limited partnership, its successors and permitted assignees.

“Purchaser Acquisition Costs” has the meaning set forth in Section 9.7.

“Purchaser’s Closing Deliveries” has the meaning set forth in Section 8.4.

“Purchaser’s Default” has the meaning set forth in Section 10.2.

“Purchaser’s Documents” has the meaning set forth in Section 5.2.2.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of the Purchaser (other than any internal studies, reports and assessments prepared by any of the Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means the Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducted any Inspections for or on behalf of the Purchaser or any Affiliate thereof.

“Purchaser Liabilities” means (i) any Liabilities under the Contracts, and Licenses and Permits that are not Seller Liabilities, (ii) the payment of Taxes, but only to the extent such Liabilities and Taxes arise or accrue on or after the Closing Date, and (iii) any claim for personal injury or property damage to a Person which is based on any event which occurred at the Real Property on or after the Closing Date resulting from the acts of Purchaser, its Affiliates, employees or agents.

“Real Property” has the meaning set forth in Section 2.2.2.

“Royal Meadows” has the meaning set forth in the Recitals.

“Royal Meadows Improvements” means all buildings, structures and other improvements located on or affixed to the Royal Meadows Land and all fixtures on the Royal Meadows Land which constitute real property under Applicable Law

“Royal Meadows Land” has the meaning set forth in the Recitals.

“Royal Meadows Personal Property” means all tangible personal property, including without limitation any and all furniture fixtures (other than fixtures), equipment machinery, tools, appliances, and vehicles (free of any liens or encumbrances and other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) owned by Royal Meadows and used in connection with the Royal Meadows Site.

“Royal Meadows Site” has the meaning set forth in the Recitals.

“SEC” means the Securities and Exchange Commission.

“Seller(s)” means, individually or collectively as the context requires, Premier, Yuma, Lubbock, Royal Meadows, Painted Hills, Cleveland and Solon.

“Seller’s Closing Deliveries” has the meaning set forth in Section 8.3.

“Seller’s Default” has the meaning set forth in Section 10.1.

“Seller’s Documents” has the meaning set forth in Section 5.1.2.

“Seller’s Due Diligence Materials” means all documents, reports, photos and materials provided by the Seller to the Purchaser, pursuant to this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses thereof.

“Seller’s Indemnitees” means the Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Knowledge” means the actual knowledge of Robert H. Williams, David S. Flickwir, Rob Ross, Jeffrey Miller, and the general managers at the Yuma Site, the Lubbock Site, the Royal Meadows Site, the Painted Hills Site, the Fox Meadow Site, the Weymouth Site, and the Signature Site that served in such capacity between the Effective Date and the Closing Date.

“Seller Liabilities” shall have the meaning set forth in Section 12.2.

“Signature Improvements” means all buildings, structures and other improvements located on or affixed to the Signature Land and all fixtures on the Signature Land which constitute real property under Applicable Law.

“Signature Land” shall have the meaning set forth in the Recitals.

“Signature Letter” shall have the meaning set forth in Section 6.13.

“Signature O&G Lease” shall have the meaning set forth in Section 6.13.

“Signature Personal Property” means all tangible personal property, including without limitation any and all furniture fixtures (other than fixtures), equipment machinery, tools, appliances, and vehicles (free of any liens or encumbrances and other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) owned by Solon and used in connection with the Signature Site.

“Signature Site” shall have the meaning set forth in the Recitals.

“Site(s)” means, individually or collectively as the context requires, the Yuma Site, the Lubbock Site, the Royal Meadows, the Painted Hills Site, the Fox Meadow Site, the Signature Site, and the Weymouth Site.

“Solon” shall have the meaning set forth in the Recitals.

“Subsidiary” means, in respect of any Person:

(a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such Person and one or more subsidiaries of such Person, or (iii) one or more subsidiaries of such Person; or

(b) any limited or general partnership, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or (iii) one or more subsidiaries of such Person owns, more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Survey Defects” has the meaning set forth in Section 4.2.

“Survey(s)” means the ALTA surveys of the Real Property to be obtained by Purchaser in a form and with such information as may be required by the Title Company to enable the Title Company to delete the standard survey-related exceptions.

“Survival Period” has the meaning set forth in Section 12.1.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, excise, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on the Seller with respect to the Assets or the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Termination Notice” has the meaning set forth in Section 4.6.

“Third Party Assets” has the meaning set forth in Section 2.3.2.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Third Party Estoppels” has the meaning set forth in Section 6.9.

“Title Commitment” has the meaning set forth in Section 4.2.

“Title Company” means First American Title Insurance Company through the Talon Group, Orlando Commercial Services Division, a division of First American Title Insurance Company, whose address is 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801, Attention: Michael Moore.

“Title Policy” has the meaning set forth in Section 4.2.4.

“Unpermitted Exceptions” has the meaning set forth in Section 4.2.1.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” has the meaning set forth in Section 2.2.10.

“Water Rights” has the meaning set forth in Section 2.2.11.

“Weymouth Improvements” means all buildings, structures and other improvements located on or affixed to the Weymouth Land and all fixtures on the Weymouth Land which constitute real property under Applicable Law.

“Weymouth Land” shall have the meaning set forth in the Recitals.

“Weymouth Personal Property” means all tangible personal property, including without limitation any and all furniture fixtures (other than fixtures), equipment machinery, tools, appliances, and vehicles (free of any liens or encumbrances and other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) owned by Cleveland and used in connection with the Weymouth Site.

“Weymouth Site” shall have the meaning set forth in the Recitals.

“Yuma” has the meaning set forth in the Recitals.

“Yuma Improvements” means all buildings, structures and other improvements located on or affixed to the Yuma Land and all fixtures on the Yuma Land which constitute real property under Applicable Law

“Yuma Land” has the meaning set forth in the Recitals.

“Yuma Personal Property” means all tangible personal property, including without limitation any and all furniture fixtures (other than fixtures), equipment machinery, tools, appliances, and vehicles (free of any liens or encumbrances and other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) owned by Yuma and used in connection with the Yuma Site.

“Yuma Site” has the meaning set forth in the Recitals

ARTICLE 2.

PURCHASE AND SALE, ASSETS AND LIABILITIES

2.1 Purchase and Sale. Subject to the terms, provisions and conditions set forth herein:

2.1.1 Seller agrees to sell the Assets to the Purchaser; provided that, Seller and Purchaser hereby agree that the Consumables, the Contracts designated by Purchaser, and any other Assets designated by Purchaser will be transferred directly from Seller to Operating Lessee at the Closing pursuant to appropriate conveyance or assignment documents; and

2.1.2 Purchaser agrees to buy the Assets from the Seller.

2.2 Description of the Assets. In this Agreement, the “Assets” means all of the following, but expressly excluding the Excluded Assets:

2.2.1 Land. The Yuma Land, the Lubbock Land, the Royal Meadows Land, the Painted Hills Land, the Fox Meadow Land, the Weymouth Land and the Signature Land.

2.2.2 Improvements. The Improvements; the Land and the Improvements are collectively referred to as the “Real Property”.

2.2.3 Personal Property. The Personal Property.

2.2.4 Consumables. All food, beverages (excluding liquor, beer, and wine), consumable supplies and inventories of every kind of nature owned by Seller as of the Closing Date and located at and used in connection with the operation of the Business at the Real Property (“Consumables”).

2.2.5 Intangible Assets. Any and all Intellectual Property, building plans, specifications and drawings, surveys, environmental and soil reports, software licenses, telephone numbers listing in directories, customer files, guest lists, credit records, labels, promotional literature, security codes, all records and sales and other customer data, use and occupancy permits, governmental permits and approvals, and any unexpired guaranties or warranties, but in all cases specifically excluding the Seller Liabilities (collectively with the Licenses and Permits, Books and Records, Plans and Specifications, Warranties, Water Rights and Effluent Discharge Rights referred to as the “Intangible Assets”).

2.2.6 Contracts. All of the Seller’s right, title and interest in and to any maintenance, service and supply contracts, equipment leases, space leases and all other similar agreements affecting the Assets and/or the operation of the Business to the extent that such contracts are transferable, but in all cases specifically excluding the Seller Liabilities (the “Contracts”), which Contracts are set forth in Schedule 5.1.12, together with all deposits made or held by the Seller thereunder, all to the extent that such deposits are transferable.

2.2.7 Licenses and Permits. All of the Seller’s right, title and interest in and to any licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by the Seller with respect to the Real Property, including, without limitation, those necessary for the use, operation, or occupancy of the Real Property or the Business, complete listing of which is attached hereto as Schedule 5.1.9, but specifically excluding the Liquor License and the Seller Liabilities (the “Licenses and Permits”), together with any deposits made by the Seller thereunder.

2.2.8 Fixtures. All fixtures attached to and forming a part of the Real Property, other than those which constitute Improvements (the “Fixtures”).

2.2.9 Plans and Specifications. Any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items within the control of the Seller which specifically relate to the Real Property (the “Plans and Specifications”).

2.2.10 Warranties. All of the Seller’s right, title and interest in and to all warranties and guaranties held by the Seller with respect to any Improvements, to the extent that such warranties are transferable (the “Warranties”).

2.2.11 Water Rights. All right, title and interest of Seller, in all water rights, riparian rights, appropriative rights, water allocations, water stock, water dispersal, water discharge, and water collection associated with irrigating the Land (the “Water Rights”), including without limitation under all documents, agreements and permits relating to the supply of water to the Land.

2.2.12 Effluent Discharge Rights. All right, title and interest of Seller in all rights to discharge effluent to a water of a state or the United States in connection with the operation of any of the Assets, if any (the “Effluent Discharge Rights”).

2.2.13 Books and Records. All of the Seller’s books and records which relate to the Real Property or the Business, but expressly excluding all documents and other materials which are legally privileged or constitute attorney work product (the “Books and Records”).

2.3 Excluded Assets. Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests (the “Excluded Assets”) are excluded from the Assets:

2.3.1 Cash. Except for deposits expressly included in Section 2.2, all cash on hand or on deposit in any operating account or other account or reserve maintained in connection with the Real Property or the Business.

2.3.2 Third-Party Assets. Those removable fixtures, personal property or intellectual property, as shown on the attached Schedule 2.3.2, owned by any of the following to the extent the same are not Affiliates of any of the Sellers: (i) the supplier, vendor, licensor or other party under any Contracts, Licenses and Permits, or Plans and Specifications, (ii) the tenant under any space leases at the Real Property, or (iii) any employees or any guests or customers of the Business (collectively, the “Third Party Assets”).

2.3.3 Accounts Receivable. Seller’s accounts receivable and rents receivable.

2.3.4 Membership Agreements. It is expressly agreed and recognized that Purchaser does not assume and at Closing shall not assume any obligation or liability whatsoever arising under any Membership Agreements, regardless or whether fixed, accrued or contingent or whether arising prior to or following Closing. At Closing, Seller shall enter into, and Seller shall cause Operating Lessee to enter into, the Assignment and Assumption of Membership Agreements (as defined in Section 8.3.15) pursuant to which Seller shall assign to Operating Lessee all of Seller’s rights, responsibilities and obligations under the Membership Agreements arising following Closing and Operating Lessee shall assume all of Seller’s rights, responsibilities and obligations under the Membership Agreements arising following Closing.

ARTICLE 3.

PURCHASE PRICE

3.1 Purchase Price.

3.1.1 Purchase Price. The purchase price for the Assets is Fifty Eight Million and No/100 Dollars ($58,000,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the Pro-rations as expressly provided in this Agreement.

3.2 Deposit.

3.2.1 Deposit. Within two (2) business days of the execution and delivery of this Agreement, Purchaser shall deliver into escrow the amount of ONE MILLION AND NO/100

DOLLARS ($1,000,000.00) (the “Deposit”). The Deposit shall be delivered to the Escrow Agent to be held in escrow in accordance with the terms of this Agreement and each of the Parties will execute and deliver any document or instrument or do any act or thing reasonably required by the Escrow Agent in connection therewith. The Deposit will include any additions thereto or interest earned thereon. All interest earned in said account of the Escrow Agent shall be reported by the Escrow Agent to the Internal Revenue Service as income to Purchaser (and Purchaser agrees to execute a W-9 form and any other federal tax documents necessary in connection therewith). The Escrow Agent shall not be liable for any loss occurring which arises from the fact that the amount of the Escrow Deposit may cause the aggregate amount of any depositor’s accounts contemplated under this Agreement to exceed $100,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation.

3.2.2 Maintenance of Deposit. The Deposit shall be held by the Escrow Agent in an insured, interest-bearing account pursuant to the terms and conditions of this Agreement and any escrow agreement entered into in connection with the Deposit with the Escrow Agent, with such changes thereto as may be agreed to by the Seller and the Purchaser, each acting reasonably. The Deposit shall be fully refunded to Purchaser if this Agreement is terminated by Purchaser in accordance with any right of Purchaser to do so under this Agreement, but otherwise shall be non-refundable to the Purchaser.

3.2.3 Disbursement of Deposit to the Seller. At Closing, the Purchaser shall cause the Escrow Agent to disburse the Deposit to the Seller, and the Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit disbursed to the Seller. If this Agreement is terminated for any reason and the Purchaser is not entitled to a refund of the Deposit under an express provision of this Agreement, then the Purchaser shall use good faith efforts to cause the Escrow Agent to disburse the Deposit to, or to the order of, the Seller no later than two (2) Business Days after such termination.

3.2.4 Refund of Deposits to the Purchaser. If this Agreement is terminated and the Purchaser is entitled to a refund of the Deposit under this Agreement, then the Escrow Agent shall disburse the Deposits to the Purchaser no later than two (2) Business Days after termination.

3.2.5 If this Agreement shall be terminated by the mutual written agreement of Seller and Purchaser, or if the Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid, or if a dispute shall develop between Seller and Purchaser concerning to whom the Deposit should be paid and delivered, then and in any such event, the Escrow Agent shall pay and deliver such in accordance with the joint written instructions of Seller and Purchaser. In the event that such written instructions shall not be received by the Escrow Agent within ten (10) days after the Escrow Agent has served a written request for instructions upon Seller and Purchaser, then the Escrow Agent shall have the right to pay and deliver the Deposit into an appropriate court of proper jurisdiction in the State of Florida, and interplead Seller and Purchaser in respect thereof, and thereupon the Escrow Agent shall be discharged of any obligations in connection with this Agreement.

3.2.6 If costs or expenses are incurred by the Escrow Agent in its capacity as holder of the Deposit in escrow because of litigation or a dispute between Seller and Purchaser arising out of the holding of the Deposit in escrow, Seller and Purchaser shall each pay the Escrow Agent one-half of such reasonable costs and expenses not to exceed a total of $2,000.00. Except for such costs or expenses, no fee or charge shall be due and payable to the Escrow Agent for its services as escrow holder only.

3.2.7 By joining herein, the Escrow Agent undertakes only to perform the duties and obligations imposed upon the Escrow Agent under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Seller and Purchaser hereunder.

3.2.8 Purchaser and Seller hereby agree and acknowledge that the Escrow Agent assumes no liability in connection herewith except for its negligence or willful misconduct; that the Escrow Agent shall never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that in the event of any dispute under this Agreement, the Escrow Agent may seek advice from its own legal counsel and shall be fully protected in any action taken by it in good faith in accordance with the good faith opinion of its legal counsel.

3.3 Payment of Purchase Price.

3.3.1 Payment at Closing. At the Closing, the Purchaser shall pay to the Seller by wire transfer an amount equal to the Purchase Price (as adjusted pursuant to Section 9.2), less the Deposit disbursed to the Seller. The Purchaser shall cause the wire transfer of funds to be delivered to Escrow Agent no later than 4:00 p.m. (Eastern Time) on the Closing Date.

3.3.2 Method of Payment. All amounts to be paid by the Purchaser to the Seller or Escrow Agent pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.4 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Sites as set forth in Schedule 3.4 for federal, state and local tax purposes. The Parties shall file all federal, state and local tax returns and related tax documents consistent with the allocation set forth in Schedule 3.4, as the same may be adjusted pursuant to Article IX or any other provision in this Agreement. The Parties further agree that any further allocation of the Purchase Price among the Real Property and Personal Property for each Site, and other related asset classes for each Site, if applicable, shall be determined by Purchaser for its own purposes in Purchaser’s sole and absolute discretion.

3.5 Assumed Liabilities. At closing, the Purchaser shall assume and the Seller shall not have any Liability concerning (i) all Liabilities with respect to the Assets (subject to the Operating Leases), including, without limtiation, Liabilities under the Contracts and the Permitted Encumbrances for the period on and after the Closing Date, (ii) the payment of Taxes and ad valorem or property taxes for the period on or after the Closing Date, and (iii) all obligations and Liabilities related to the environmental condition of the Property, regardless of whether such obligations or Liabilities arise before, on or after the Closing Date, except as otherwise specifically set forth in Section 5.1 (collectively, the “Assumed Liabilities”).

ARTICLE 4.

DUE DILIGENCE AND INSPECTION

4.1 Right to Inspect. The Purchaser and the Purchaser’s Inspectors shall have the right to enter upon the Real Property, at the risk of the Purchaser, and to perform, at the Purchaser’s expense, such inspections of and concerning the Real Property and other Assets and other tests, studies, reviews and investigations, as the Purchaser may deem appropriate. In connection with such inspections, Purchaser covenants with Seller not to materially interfere with Seller’s operation of the Business and Purchaser shall exercise such inspection rights in the least intrusive manner as reasonably possible. Purchaser shall have the right to conduct such inspections at the Real Property upon at least one (1) Business Day’s notice to Seller, and Purchaser shall have the right with the Seller present if Seller so elects, to meet with any managers and employees of the Seller to discuss the Business, including the revenues, expenses, operation and physical condition of the Business. In addition, the Purchaser shall have the right but not the obligation to contact such governmental agencies and authorities as it may elect in connection with this transaction. Seller shall furnish to the Purchaser, or with respect to the Membership Agreements, make available for the Purchaser’s review, copies of the following, to the extent available and in Seller’s actual possession and control, within five (5) days of the Effective Date, each of which, to the Seller’s Knowledge, is or will be a true, correct and complete copy of the document it purports to be:

A. All Warranties;

B. All Licenses and Permits;

C. All Liquor Licenses.

D. The most recent real estate tax statements with respect to the Real Property and notices of appraised value for the Real Property;

E. All records relating to any real property or other tax appeals relating to the Assets;

F. Any Environmental Reports;

G. All title insurance policies relating to the Real Property;

H. All documentation relating to any Third Party Claim asserted, or notices from any Governmental Authority issued, in connection with the Seller or the Business;

I. Surveys, engineering and architectural plans, drawings and specifications all relating to the Real Property, including, without limitation, the Plans and Specifications;

J. All contracts affecting the Real Property in any material respect, including, without limitation, the Contracts;

K. All agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable in connection therewith which will be binding on the Purchaser;

L. The Membership Agreements referred to in Section 5.1.31;

M. All communications with Governmental Authorities and any other documents relating to the compliance with Applicable Law of the Seller;

N. Audited financial statements for Premier Golf Management, Inc. for the 2003, 2004 and 2005 Fiscal Years.

O. All other information and documentation that Purchaser may reasonably request requesting the Assets or the Business.

Should the proposed transaction not be completed, the Purchaser will promptly return to the Seller all due diligence information previously provided by Seller to Purchaser.

4.2 Matters Relating to Title.

4.2.1 Status of Title. The Purchaser will obtain (or has obtained), at Purchaser’s expense, a current title commitment (the “Title Commitments”) with respect to each parcel comprising the Real Property, together with legible copies of all title exception documents, as well as the Surveys. On or before the date that is seven (7) days prior to the expiration of the Due Diligence Period, the Purchaser will submit to the Seller a written Notice from the Purchaser (“Title Notice”) specifying any defects in or objections to the title shown in the Title Commitments or the Surveys which in the Purchaser’s judgment adversely affect the Real Property. Any and all (a) liens, encumbrances and other exceptions to title (the “Title Exceptions”) to which Purchaser timely objects, and (b) encroachments by improvements on adjoining properties onto or over the Land, any encroachments of the Improvements onto or over adjoining properties, setback lines or easements (to the extent in violation thereof) and any other survey defects which adversely affect title to any of the Real Property, to which Purchaser timely objects (the “Survey Defects”), and are not Permitted Encumbrances, together shall constitute “Unpermitted Exceptions” to title to the Real Property. The Seller shall notify the Purchaser in writing within five (5) days following receipt of the Title Notice whether the Seller elects cure any title matters set forth in the Title Notice; provided, however, if a title objection is with respect to a monetary lien or monetary encumbrance on the Real Property, then Seller shall cause such lien to be released or satisfied of record or bonded at Seller’s expense prior to Closing such that the Title Company will issue the Title Policy without exception for such monetary lien or encumbrance. If the Seller elects to cure any Unpermitted Exceptions, the Seller shall do so at its own expense. Upon the Purchaser’s failure to timely provide the Title Notice, all matters shown on the Title Commitments or on the Surveys shall thereafter be deemed a “Permitted Encumbrance” with respect to the Real Property. If the Seller elects to cure Unpermitted Exceptions set forth in the Title Notice, but is unable to complete the cure of such Title Exception or Survey Defect at or before Closing, the Purchaser shall have the right, in its absolute discretion, to elect, upon written Notice to the Seller, to either (i) defer the Closing Date for a reasonable period not exceeding fifteen (15) days to give the Seller an opportunity to either (A) cure such Title Exception or Survey Defect, or (B) if the Purchaser, in its sole and absolute discretion agrees to accept affirmative title insurance coverage with respect to such Title Exception or Survey Defect, provide the Title Company such assurances as the Title Company requires to insure the Purchaser against any loss arising from such Title Exception or Survey Defect, or (ii) to proceed pursuant to Section 4.2.2 below. Failure by the Purchaser to deliver the notice referred to in the immediately preceding sentence shall be deemed an election under (ii) above.

4.2.2 Failure of Title. If on the Closing Date title to the Real Property is not insurable or is subject to any Unpermitted Exceptions and the Seller is unable or unwilling to cure the same, the Purchaser may elect, as its sole right and remedy, either (a) to accept such title to the Real Property as the Seller holds, subject to any uncured Unpermitted Exceptions, with no abatement of the Purchase Price (except to the extent of monetary liens of a definite, fixed and ascertainable amount not in excess of the Purchase Price), or (b) to terminate this Agreement and proceed pursuant to Section 10.1 below.

4.2.3 Updated Title Commitment or Survey. If prior to Closing any update of any Title Commitment discloses any Title Exception which is not disclosed in the Title Commitment (or update) previously obtained by the Purchaser (a “New Title Exception”), or any update of the Surveys obtained by the Purchaser discloses any Survey Defect which is not disclosed in a Survey previously obtained by the Purchaser (a “New Survey Defect”), the Purchaser shall be entitled to proceed under Section 4.2.2 above. The Seller will not create or permit to exist any New Title Exception on New Survey Defect.

4.2.4 Policies. At Closing, the Purchaser shall cause the Title Company to issue owner’s title insurance policies to the Purchaser pursuant to the Title Commitments, subject only to the Permitted Encumbrances (or any Unpermitted Exceptions that Purchaser has elected to accept pursuant to Section 4.2.2 above) (the “Title Policies”).

4.2.5 Conveyance of the Property. At Closing, the Seller shall convey the Real Property to the Purchaser subject only to the Permitted Encumbrances (or any Unpermitted Exceptions that Purchaser has elected to accept pursuant to Section 4.2.2 above).

4.3 Environmental Inspections and Reports. Within five (5) days of the Effective Date of this Agreement, Seller shall provide to Purchaser for its review, a copy of any existing Environmental Reports, studies or notices related to the Real Property. In addition to the Inspections set forth in Section 4.1 above, commencing on the Effective Date hereof, and terminating on the expiration date of the Due Diligence Period, Purchaser may obtain, the expense of which shall be a Purchaser Acquisition Cost, such environmental studies (including both Phase I and Phase II studies), audits and other tests of the Real Property as may be deemed necessary by Purchaser to determine the existence of any Hazardous Substances on the Real Property. If the Phase I or Phase II environmental reports reveal any Hazardous Substances on or contaminating the Real Property above levels which exceed the allowable levels as set forth in the current Environmental Laws, Purchaser may terminate this Agreement in accordance with the provisions of Section 4.6 hereof, by written notice to Seller not later than the expiration of the Due Diligence Period, whereupon all rights and obligations of the Parties hereto shall terminate and be null and void, except as otherwise provided for herein. If the Environmental

Reports disclose information which would require reporting of such information to a Governmental Authority, as required under applicable Environmental Laws, Seller agrees that it shall make any and all such reports to the extent required by applicable Environmental Laws, and that Purchaser shall not be obligated to do so. If Purchaser is otherwise obligated to report by law, then Purchaser may so report after notifying Seller of its intent to do so. If, at any time after the expiration date of the Due Diligence Period, but before the Closing Date hereunder, Purchaser discovers or identifies the presence of any Hazardous Substance on, above, within, or underneath the surface of any portion of the Real Property, or in any surface water of, or the groundwater underlying any portion of the Land, or in the buildings, structures or other Improvements constructed on the Land, existing but unknown or undiscovered during the Due Diligence Period, or undisclosed in the Environmental Reports, or undisclosed by Seller, which requires Remediation under any applicable Environmental Law, Purchaser may, in Purchaser’s sole and absolute discretion, elect to terminate this Agreement and receive a return of the Deposit, by written notice to Seller, and all rights and obligations of the Parties hereto shall terminate and be null and void, except as otherwise provided for herein.

4.4 Contracts. On or before the expiration of the Due Diligence Period, Purchaser shall identify in writing to Seller (i) which Contracts it agrees to assume or cause to be assumed, and (ii) any and all Contracts it does not agree to assume or cause to be assumed (the “Disapproved Contracts”). Upon receipt of such list of Contracts, Seller shall provide notice within three (3) days of receipt of such list identifying which Disapproved Contracts it will terminate, at Purchaser’s sole cost and expense, as of a date which is not later than thirty (30) days after the Closing Date. If such list contains Disapproved Contracts that Seller will not terminate in accordance with the preceding sentence, then, within five (5) days of Purchaser’s receipt of Seller’s list, Purchaser shall elect, by written notice to Seller by the end of such 5-day period, to either (i) terminate this Agreement, in which case neither party shall have any further obligation to each other and the Escrow Agent shall return the Deposit to Purchaser, or (ii) proceed to Closing notwithstanding Seller’s decision regarding non-termination of the Disapproved Contracts.

4.5 Inventory. During the Due Diligence Period, Purchaser and its representatives shall be permitted to enter upon the Real Property for the purpose of taking an inventory of all tangible Personal Property related to the operation of the Business.

4.6 Purchaser’s Election Whether or Not to Proceed. If (A) the Purchaser has a reasonable objection to a Due Diligence Item with respect to any asset which objection is made or determined during the Due Diligence Period and (i) Seller is unable or unwilling to cure, or provide adequate assurances with respect to, such objection to the satisfaction of Purchaser in its sole discretion prior to the expiration of the Due Diligence Period; (ii) Purchaser determines that it does not intend to acquire the Assets; and (iii) Purchaser notifies Seller and the Escrow Agent of such determination in writing prior to the expiration of the Due Diligence Period (the “Termination Notice”); or (B) the Eagle Leases are not executed prior to or during the Due Diligence Period, or the Operating Lessee commits a material breach of any of the EAGL Leases, and as a result thereof Purchaser notifies Seller and Escrow Agent of Purchaser’s election to terminate this Agreement prior to the expiration of the Due Diligence Period, then the Deposit shall be returned to Purchaser, this Agreement shall be of no further force or effect, and the parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement). If the Purchaser fails to comply with the immediately preceding sentence, then it nevertheless will be permitted to terminate this Agreement during the Due Diligence Period. Upon such termination the Deposit will be remitted to Seller and the Parties will have no further rights or obligations under this Agreement exccept those which expressly survive termination. Upon the expiration of the Due Diligence Period, the Deposit shall be nonrefundable to Purchaser (except in the case of a default by Seller hereunder, the failure to occur of a condition precedent to Purchaser’s obligation to close which is caused through no fault or act of Purchaser, or as otherwise expressly set forth herein in Sections 11.1 and 11.2 of this Agreement). Except as expressly set forth above, in any instance where Purchaser has the discretion to elect to terminate this Agreement, and in fact does elect to terminate this Agreement, pursuant to this Agreement, Escrow Agent shall return the Deposit to Purchaser without further instructions, consent or written authorization by Seller.

4.7 Operating Leases. During the Due Diligence Period, Purchaser and Sellers shall have, using good faith and diligent efforts, mutually agreed upon all of the terms and conditions of the Operating Leases to be entered into at Closing with respect to each of the Sites. In connection therewith, Purchaser and Sellers shall, during the Due Diligence Period, negotiate the terms and provisions of the form Operating Lease to be in form and content mutually agreeable to the Parties, and shall, on or before the expiration of the Due Diligence Period, amend this Agreement to attach the negotiated form of Operating Lease as an exhibit hereto, thereby agreeing to cause the same to be executed and entered into at Closing with respect to each Site. Seller and Purchaser hereby agree that the Operating Leases shall include those material terms as set forth in that certain Term Sheet, dated October 5, 2006, between CNL Income Corp., on behalf of Purchaser, and Premier, on behalf of Sellers (the “Material Lease Terms”), which Material Lease Terms may be amended as reasonably necessary to address any material defects or discrepancies shown by additional information discovered in the course of Purchaser’s Inspections hereunder. In the event that Purchaser and Seller shall not have, prior to expiration of the Due Diligence Period, agreed upon the terms and conditions of the Operating Leases to be entered into at Closing, and attached the form of the same as an exhibit to this Agreement, either Purchaser or Seller may elect to terminate this Agreement within five (5) days of the expiration of the Due Diligence Period, by written notice to the other, in which event the Deposit shall be returned to Purchaser, this Agreement shall be null and void and of no further force or effect, and the Parties shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement); provided, however, in the event that Seller shall elect to terminate this Agreement pursuant to this Section 4.7 notwithstanding that the form of Operating Lease includes all of the Material Lease Terms and is otherwise commercially reasonable, Seller shall be deemed to be terminating in bad faith and shall promptly reimburse to Purchaser the lesser of (i) Two Hundred Fifty Thousand Dollars ($250,000); and (ii) any and all actual out-of-pocket costs and expenses incurred by Purchaser in connection with the transactions contemplated hereunder. Seller agrees to cause the Operating Lessee to amend the Eagle Leases at Closing such that the Operating Leases and the Eagle Leases shall each contain cross-default language with respect to the others.

4.8 Extended Due Diligence Period. In the event that any of the matters set forth in Sections 4.2, 4.3, 4.4, 4.5, 4.6 or 4.7 are not resolved, or any of the documents required by said sections are not received, by the expiration of the Due Diligence Period, Purchaser may elect, in its sole discretion, to extend the Due Diligence Period for up to twenty (20) days in order to provide additional time for such matters to be resolved or such documents to be delivered. In the event Purchaser elects to extend the expiration of the Due Diligence Period pursuant to the preceding sentence, Purchaser shall provide written notice of same to Seller prior to the expiration of the Due Diligence Period, which notice shall identify the date upon which the Due Diligence Period expires.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

5.1 The Seller’s Representations and Warranties. To induce the Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, the Seller hereby make the representations and warranties in this Section 5.1, upon which the Seller acknowledges and agrees that the Purchaser is entitled to rely, and as of Closing shall provide a certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date.

5.1.1 Organization and Power. Each of the Sellers is duly incorporated or formed (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdictions in which the Assets held by it are located and has all requisite power and authority to own the Assets and conduct the Business as currently owned and conducted.

5.1.2 Authority and Binding Obligation. (i) Each of the Sellers has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Sellers pursuant to this Agreement (the “Seller’s Documents”), and to perform all obligations required of it under this Agreement and each of the Seller’s Documents, (ii) the execution and delivery by Sellers of this Agreement and, when executed and delivered, each of the Seller’s Documents, and the performance by the Sellers of their obligations under this Agreement and, when executed and delivered, each of the Seller’s Documents, have been, or will have been, duly and validly authorized by all necessary action by Sellers, and (iii) this Agreement and, when executed and delivered, the Seller’s Documents constitute, or will constitute, legal, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with its and their terms.

5.1.3 Title to the Real Property. Subject to the Permitted Encumbrances, Yuma is the fee simple owner of the Real Property related to the Yuma Site; Lubbock is the fee simple owner of the Lubbock Site; Royal Meadows is the fee simple owner of the Royal Meadows Site; Painted Hills is the fee simple owner of the Painted Hills Site; Cleveland is the fee simple owner of the Fox Meadow Site and the Weymouth Site; and Solon is the fee simple owner of the Signature Site.

5.1.4 Consents and Approvals; No Conflicts. Subject to the recording of any of the Seller’s Documents as appropriate, and except as set forth on Schedule 5.1.4, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by the Seller of any of the Seller’s Documents, or the performance by the Seller of any of its obligations under this Agreement or any of the Seller’s Documents or the consummation by the Seller of the transactions described in this Agreement, except to the extent such permit, authorization, consent or approval has been or will be obtained by the Seller prior to Closing and (ii) neither the execution and delivery by the Sellers of this Agreement or any of the Seller’s Documents, nor the performance by the Sellers of any of their obligations under this Agreement or any of the Seller’s Documents, nor the consummation by the Sellers of the transactions described in this Agreement, will (A) violate any provision of any of the Sellers’ organizational or governing documents, (B) violate any Applicable Law to which the Sellers are subject, (C) result in a violation or breach of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify or cancel, any of the Material Contracts, or (D) result in the creation or imposition of any lien or encumbrance on any of the Assets or any portion thereof.

5.1.5 Condemnation. The Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to the Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Real Property or any portion thereof.

5.1.6 Compliance with Applicable Law. The Seller has not received any written notice of, and, to Seller’s Knowledge, there is no, violation of any Applicable Law with respect to any of the Real Property which has not been cured or dismissed with prejudice.

5.1.7 Litigation. Except as set forth on Schedule 5.1.7, no Seller has (i) been served with any court filing in any litigation with respect to any Assets or the Business in which the Seller is named a party which has not been resolved, settled or dismissed and which could otherwise reasonably result in an adverse affect on the Real Property, the Business, or the applicable Seller’s title to any of the Assets or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to any Assets or the Business which has not been resolved, settled or dismissed with prejudice and which could reasonably result in an adverse affect on the Business or the Assets.

5.1.8 Taxes. All Taxes which would be delinquent if unpaid will be paid in full prior to Closing or prorated at Closing as part of the Pro-rations pursuant to Article IX; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing. The Seller has not received any written notice for an audit or delinquency of any Taxes with respect to any portion of the Real Property which has not been resolved or completed. The Seller is not currently contesting any Taxes with respect to any portion of the Real Property. To Seller’s Knowledge, all sales, use and payroll taxes to which the Business is subject have been paid and all tax returns and reports have been duly filed.

5.1.9 Licenses and Permits. To Seller’s Knowledge, the Sellers have all licenses, permits, consents, authorizations, approvals, registrations, orders, franchises and certificates of any Governmental Authority necessary or desirable for the operation of the Business as currently conducted, all of which are included among the Licenses and Permits other than the Liquor Licenses. To Seller’s knowledge, all Licenses and Permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension, revocation, non-renewal or cancellation of any of such items are pending or threatened. The Seller has made available to the Purchaser a true and complete copy of the Licenses and Permits.

5.1.10 Possession. Except for matters of record disclosed in the Title Commitment and the Signature O&G Lease, the Seller has not granted to any party any license, lease or other right relating to the use or possession of the Real Property or any part thereof.

5.1.11 Purchase Rights. There are no purchase contracts, options or other agreements of any kind, whereby any Person other than the Purchaser has or will have any right to acquire title to all or any portion of the Assets.

5.1.12 Contracts. Schedule 5.1.12 sets forth a list of the Contracts, and is true, correct and complete with respect to all Material Contracts. With respect to each such Contract, to Seller’s Knowledge: (a) the Contract is legal, valid, binding, enforceable, and in full force and effect; and (ii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract. The consent of all Persons whose consent for any assignment of a Material Contract is required has been or will be secured by Seller on or prior to the Closing Date.

5.1.13 Municipal Assessment/Notices. To Seller’s Knowledge, there are no outstanding unpaid municipal assessment notices against the Assets. Seller has not received any written notice from any Governmental Authority concerning the existence of any presently uncorrected violation of any Applicable Law with respect to the Assets.

5.1.14 Bankruptcy. Seller is not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Seller has not ceased to pay its debts as they become due. Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and Seller has not been adjudicated as bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Seller has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Seller has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

5.1.15 Labor and Employment Matters. There exists no union, strikes, work stoppage, or to Seller’s Knowledge any union organizing, in respect of the Business, nor has Seller received a petition or been asked within the past twelve (12) months by any Person to negotiate in connection with entering into any collective bargaining agreement or other contract or written understanding with a labor union or organization or any other person representing or seeking to represent any Employees. Seller is not a party to any collective bargaining agreement or relationship with any labor union which affects the Real Property. Seller acknowledges that Purchaser will at no time employ or be deemed to employ any Employees of the Business and that Seller shall be responsible for the payment of all costs associated with any and all Employees of the Business or at the Real Property prior to Closing in its capacity as Seller, and Operating Lessee shall be solely responsible for the payment of all costs associated with the Employees from and after Closing in its capacity as the tenant under the Operating Lease. Accordingly, Seller shall indemnify, defend and exonerate and save Purchaser harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom, including, without limitation, any and all liability arising under the WARN Act as a result of the transactions contemplated herein.

5.1.16 ADA, WARN and COBRA. Seller has not received any written notice of any material violation of, and, to Seller’s Knowledge, there is no violation of, any provision of Applicable Law (including, but not limited to, the Americans with Disabilities Act, the WARN Act, the COBRA and those of environmental agencies), with respect to the ownership, operation, use, maintenance or condition of the Real Property, which violation has not been remedied.

5.1.17 Construction Contracts. At the Closing there will be no outstanding Contracts made by the Seller for the construction, development or repair of any Improvements which have not been fully paid for or provision for the payment of which has not been made by the Seller and the Seller shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to the Real Property prior to the Closing to the extent any such lien is not insured over the Title Company or bonded over pursuant to Applicable Law.

5.1.18 Insurance Policies. Seller has not received written notice from any insurance carrier of defects or inadequacies in the Real Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

5.1.19 General Condition of Property. All material aspects of the Real Property and Personal Property as of the Closing Date, will be in good working order and repair, mechanically and structurally sound, and free from all material defects in materials and workmanship.

5.1.20 Environmental Condition of Property. Except as set forth in the Property Condition Evaluations and the Environmental Reports, to Seller’s Knowledge, there are no underground storage tanks on the Real Property and the Real Property does not contain any Hazardous Substances and there are no Environmental Claims or Environmental Liabilities in respect of the Real Property.

5.1.21 Management Agreements. With the exception of liquor management and lease agreement entered into in accordance with Section 6.12 of this Agreement, as of the Closing Date, the Seller will not be party to any management agreement or operating lease with respect to the Real Property.

5.1.22 Compliance with Permitted Encumbrances. The Seller has neither received, nor given, any written notice of any violation of any Permitted Encumbrance which has not been cured or dismissed.

5.1.23 Insurance. The Seller’s Due Diligence Materials set forth a correct and complete list of each insurance policy maintained by the Seller with respect to the Real Property and the Business.

5.1.24 Finders and Investment Brokers. The Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of the Seller in connection with the transactions described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

5.1.25 Foreign Person. The Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

5.1.26 Financial Statements. The audited financial statements for Premier Golf Management, Inc. which have been or shall be provided to the Purchaser: (i) are true and complete copies in all material respects of the operating statements for such period; and (ii) have been prepared in accordance with GAAP.

5.1.27 ERISA. Neither (i) any assets of Seller, nor (ii) any funds to be used by Seller with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to ERISA or the Code considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Seller is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution nor delivery of this Agreement by Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the following terms shall have the following meanings: “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

5.1.28 Intellectual Property. Seller currently owns and shall, as of the Closing Date hereunder, own all Intellectual Property rights necessary (i) to operate the Business as it is currently being operated, and (ii) to convey those rights to Purchaser. For the purposes of this Agreement, “Intellectual Property” shall mean, as used or to be used in connection with the Assets or the operation of the Business, (i) any patent, copyright, trademark, service marks, trade dress, trade name, licenses (to the extent assignable), franchises (to the extent assignable), websites or domain name (regardless of whether such rights have been registered); (ii) registrations and applications for registration of any of the foregoing rights listed in clause (i) of this definition; (iii) trade secrets, confidential information, know-how, moral rights, processes, goodwill and other intangible assets of Seller; (iv) data of any kind, including rights to use personally-identifiable information relating to any natural person or any e-mail address; and (v) any other proprietary or intellectual property rights of any kind. Schedule 5.1.28 sets forth a true, complete and accurate list of all Intellectual Property owned by Seller and/or its Affiliates, and the federal and/or state registration numbers with respect thereto, including, without limitation, the names “Mesa Del Sol Golf Course”, “Lakeridge Country Club”, “Royal Meadows Golf Course”, “Painted Hills Golf Course”, “Fox Meadow Country Club”, “Weymouth Country Club” and “Signature of Solon Country Club”.

5.1.29 Labor Disputes. To Seller’s Knowledge, during the three (3) years preceding the date hereof, the Business has not experienced any labor disputes. There are no outstanding claims or actions or, to the Seller’s Knowledge, threatened claims or actions, by any current or former Employee of the Seller against Seller or the Business.

5.1.30 Personal Property. Seller holds good and marketable title to, and the entire right, title and interest in and to, the Personal Property, free and clear of any and all leases, liens, encumbrances, liabilities or other claims, except as set forth on Schedule 5.1.30 attached hereto and by this reference incorporated herein. The Personal Property includes, without limitation, the Personal Property referenced on Schedule 5.1.30.

5.1.31 Patriot Act. Seller and its officers and shareholders, and their respective principals, shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

5.1.32 Memberships. Seller has delivered or made available to Purchaser all membership applications and contracts and agreements between Seller (and/or Seller’s predecessors in title) and members of any of the clubs operated as part of the Business (the “Membership Agreements”). To Seller’s knowledge, Seller has delivered or made available copies of all written advertising materials, sales brochures, magazines and drawings used in connection with the sales of memberships. Schedule 5.1.32 attached hereto and incorporated herein by this reference contains a true, correct and complete list of all the Membership Agreements in effect as of the date of this Agreement. This list includes (a) the member’s name, (b) the type of membership, (c) the effective date of the membership, (d) the amount of initiation deposit or fee that has been paid, (e) any terms of the membership or any rights, privileges, or obligations of the membership which are different from other memberships in that category (for example, pre-paid dues, trade-outs, complementary, honorary limitation on fees or dues increases), (f) the fees and dues paid by such members and the period of time to which such fees and dues relate and an aging of each member’s accounts receivable, and (g) members who have been given a right of first refusal relative to acquisition of any assets or the club. Except as set forth on Schedule 5.1.32, Seller has not sold any memberships with a refundable deposit or refundable initiation fee, and the Business is not subject to any refundable membership deposit liability. Seller has delivered any and all documentation regarding and correspondence with or from the SEC or any state securities agency, including no-action letters relating to the club or membership. Seller has delivered or made available to Purchaser true, correct and complete copies of the rules and regulations, articles of incorporation, bylaws, minutes and all other documents and information pertaining to the rights and obligations of each club member, and said copies are attached hereto as a part of Schedule 5.1.32.

5.1.33 Use of Clubs. To Seller’s Knowledge, except as listed on Schedule 5.1.32, Sellers have made no representations, statements, promises, or agreements (either orally or in writing) to any person or entity, including without limitation home builders, prospective home buyers, owners, or occupants of the land surrounding any club, regarding any of the following: (a) the right to membership in a club or the intent to operate a club as a private or semi-private country club, (b) the right to play golf at a club or any other use of the Assets, except on the same terms and conditions as offered to the public, (c) the right to participate in the operation, management, or maintenance of the Assets, and (d) the manner in which any club will be operated, managed, maintained or improved.

5.1.34 Water Rights. To Seller’s Knowledge, the Water Rights constitute all rights necessary for the collection, discharge and dispersal of water and for the continued irrigation and operation of the Assets.

5.1.35 Effluent Discharge Rights. To Seller’s Knowledge, no Applicable Laws or rights of third parties prevent the Sellers from discharging effluent as necessary in connection with the operation of the Assets in the ordinary course of business.

5.1.36 Pesticide and Fertilizer Management. To Seller’s Knowledge, the Seller has managed all pesticides and fertilizers stored at or used in connection with the Assets in accordance with Applicable Law.

5.1.37 Existing Use. To Seller’s Knowledge, the Assets, the use thereof and the condition thereof do not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Assets and are not designated by any Governmental Authority to be in a flood plain area. To Seller’s Knowledge, there are no conditions or state of facts which would preclude, materially limit or materially restrict the use of the Assets for the existing uses and other uses ancillary thereto.

5.1.38 Restriction of Access. To Seller’s Knowledge there are no current federal, state, county or municipal plans to materially restrict or materially change access to any part of the Real Property from any highway or road leading directly to or abutting any part of the Real Property.

5.1.39 Construction of Improvements. To Seller’s Knowledge, the Improvements have been constructed in accordance with the Plans and Specifications and the building permits and other governmental approvals therefore in all material respects.

5.1.40 Utilities. To Seller’s Knowledge, all public utilities including, without limitation, sewer, water, electric, gas, and telephone, required for the operation of the Business as currently operated are installed and lawfully operating, and all installation and connection charges therefor have been paid in full. Seller has not received any notice stating that the provision of utilities violates any public or private easement.

5.1.41 Third Party Assets. Schedule 2.3.2 sets forth a true, correct and complete list of the Third Party Assets.

5.1.42 Surrounding Activity. To Seller’s Knowledge, and excluding the Signature O&G Lease, there is no existing condition or issue with respect to property surrounding or near the Real Property that could have a material adverse affect on the Real Property or the Business.

5.1.43 Premier. Premier is an Affiliate of the other Sellers.

5.1.44 Operating Lessee. Operating Lessee will, at the time of Closing, be an Affiliate of Seller.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE HEREBY SOLD ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS AND SELLER HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS, COVENANTS, OR GUARANTEES, EITHER EXPRESS OR IMPLIED, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, AS TO THE MERCHANTABILITY, QUANTITY, QUALITY, ENVIRONMENTAL CONDITION, OR PHYSICAL CONDITION OF THE ASSETS OR THEIR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. Purchaser acknowledges that the individuals referenced in the definition of “Seller’s Knowledge” are named solely for the purpose of defining and narrowing the scope of Seller’s Knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Purchaser. Purchaser covenants that it will bring no action of any kind against such individuals or any member of a Seller related to or arising out of the representations and warranties set forth in this Section 5.1.

5.2 The Purchaser’s Representations and Warranties. To induce the Seller to enter into this Agreement and to consummate the transactions described in this Agreement, the Purchaser hereby makes the representations and warranties in this Section 5.2, upon which the Purchaser acknowledges and agrees that the Seller is entitled to rely.

5.2.1 Organization and Power. The Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

5.2.2 Authority and Binding Obligation. The Purchaser has full power and authority to execute and deliver this Agreement and, upon the approval of the Board of Director’s of Purchaser, which approval shall be obtained during the Due Diligence Period, all other documents to be executed and delivered by the Purchaser pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations of the Purchaser arising under this Agreement and each of the Purchaser’s Documents. The execution and delivery by the signer on behalf of the Purchaser of this Agreement and, when executed and delivered, each of the Purchaser’s Documents, and the performance by the Purchaser of its obligations under this Agreement, and when executed and delivered, each of the Purchaser’s Documents, has been, or as of Closing, will be, duly and validly authorized by all necessary actions by the

Purchaser. This Agreement and, when executed and delivered, each of the Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its and their terms.

5.2.3 Consents and Approvals; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by the Purchaser of this Agreement or any of the Purchaser’s Documents, the performance by the Purchaser of any of its obligations under this Agreement or any of the Purchaser’s Documents, or the consummation by the Purchaser of the transactions described in this Agreement or any of the Purchaser’s Documents, other than the written consent and approval of the Purchaser’s Board of Directors. Except as specifically set forth in the previous sentence, neither the execution and delivery by the Purchaser of any of the Purchaser’s Documents, nor the performance by the Purchaser of any of its obligations under any of the Purchaser’s Documents, nor the consummation by the Purchaser of the transactions described in this Agreement, will: (A) violate any provision of the organizational or governing documents of the Purchaser; (B) violate any Applicable Law to which the Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which the Purchaser is a party or by which any of the Purchaser’s properties are subject.

5.2.4 Finders and Investment Brokers. The Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of the Purchaser in connection with the transactions described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

ARTICLE 6.

COVENANTS

6.1 Confidentiality.

6.1.1 Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in the Seller’s Due Diligence Materials, the Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Assets or the Business which is not generally known to the public shall be kept confidential and the Parties agree that they shall not disclose such information to any person or entity, other than to their respective counsel, shareholders, directors, lenders, advisors, consultants or employees or otherwise as required by Applicable Law or already in the public domain. Nothing herein shall restrict or limit the Seller from communicating with tenants or other parties in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or the Purchaser from contacting Seller’s company officials, property engineers and architects, and other third party consultants assisting the Purchaser in its investigation of the Real Property.

6.1.2 Public Announcements. No Party shall have the right to make a public announcement or disclosure regarding the transactions described in this Agreement without the prior approval of the other Party. The Seller and the Purchaser shall approve the timing, form and substance of any such public announcement or disclosure, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement or disclosure under Applicable Law, in which case no such approval by the other Party shall be required.

6.1.3 Communication with Governmental Authorities. The Purchaser and its representatives and consultants shall have the right to review building department, health department and other local Governmental Authority records with respect to the Real Property and the operation of the Business and request written or verbal confirmation of zoning and any other compliance by the Real Property or the Business with any Applicable Laws.

6.2 Improvements. Any improvements or other work at the Real Property performed prior to Closing, and any costs or expenses incurred in connection therewith, shall be the responsibility of the Seller.

6.3 Conduct of the Business.

6.3.1 Operation, Maintenance and Repair in Ordinary Course of Business. From the date of this Agreement until the Closing or earlier termination of this Agreement, the Seller shall conduct the Business in the Ordinary Course of Business, including, without limitation, (i) performing maintenance and repairs for the Assets in the Ordinary Course of Business, (ii) maintaining insurance coverage consistent with the Seller’s risk management policies in place as of the date hereof, and (iii) maintaining the Consumables at a level that is consistent with Par Consumables Level (as defined below). As used herein, “Par Consumables Level” means, with respect to each category of Consumables, the greater of (1) the amount of Consumables maintained by the Business, and/or located at the Real Property, in the ordinary course of the day to day operation of the Business, in accordance with its current operating budget and in a manner which does not materially vary from the policies, practices and procedures which have characterized its operation during the twelve (12) months preceding the Effective Date or (2) the standard amount of Consumables maintained in the ordinary course of the operation of businesses of like quality and size to this Business.

6.3.2 Contracts. From the date of this Agreement until the Closing or earlier termination of this Agreement, the Seller shall neither, (i) amend, extend, renew or terminate any existing Material Contracts without the Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, nor (ii) enter into any new Material Contracts, leases, license agreements or management agreements with respect to the Business or Real Property, without the Purchaser’s prior written consent, which may be granted or withheld in its reasonable discretion.

6.3.3 Title. From the date of this Agreement until the Closing or earlier termination of this Agreement, the Seller shall not create any Title Exception which adversely affects any portion of the Real Property other than the Signature O&G Lease and the Signature Letter.

6.4 Licenses and Permits. Purchaser shall be responsible for obtaining the transfer of all such Licenses and Permits (to the extent transferable) which are required or desirable for the operation of the Business that Purchaser may require Seller to transfer to Purchaser or such other party as Purchaser directs. Purchaser shall, as promptly as possible after the execution of this Agreement, submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits as of the Closing, and the Seller shall reasonably cooperate with the Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to the Purchaser. Notwithstanding the foregoing, unless prohibited by Applicable Law, Purchaser may elect to have Seller assign some or all of such Licenses and Permits to Operating Lessee in connection with its leasing of the Assets pursuant to the New Operating Leases, in which event Seller shall be responsible for the transfer of all such Licenses and Permits. Notwithstanding the foregoing, Seller shall, at Seller’s sole cost and expense, transfer all liquor licenses, necessary for the operation of the Business to the Operating Lessee as of Closing pursuant to the terms and provisions of Section 6.12. To the extent any such liquor licenses are held by third parties that are or will be Affiliates of Seller and the Operating Lessee at Closing, Seller shall take all actions and execute all such agreements necessary to permit Operating Lessee to continue to sell beer, wine and liquor at the applicable Site under the liquor license(s) held by such Affiliate.

6.5 Tax Contests.

6.5.1 Taxable Period Terminating Prior to Closing Date. The Seller shall have the right (in common with Purchaser) to commence, continue and settle any proceeding to contest any Taxes relating to the Assets, and Seller shall be entitled to any refunds or abatements of Taxes awarded in such proceedings attributable to the period prior to the Closing Date; provided, however, the Seller shall indemnify, pay, save and hold the Purchaser harmless from and against any Indemnification Loss incurred by the Purchaser as a result of the Seller exercising its rights under this Section 6.5.1 This Section 6.5.1 shall survive the Closing for such period of time as the New Operating Leases are in effect.

6.5.2 Cooperation. The Seller and the Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 6.5.2 shall survive the Closing.

6.6 Notices and Filings. The Seller and the Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Contracts or Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Real Property, the Business or the other Assets.

6.7 Further Assurances. From the date of this Agreement until the Closing or termination of this Agreement, the Seller and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, the Seller and the Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement as may be necessary.

6.8 Compliance; Property Maintenance. Seller shall perform under and comply with the Contracts, Licenses and Permits and shall continue to make all payments due thereunder prior to delinquency (whether or not Purchaser shall assume the same). Seller shall maintain the Assets in good condition and repair in accordance with industry standards and current operating standards, and maintain adequate supplies and inventory, all pursuant to a commercially reasonable and prudent course of business (such obligation to include the maintenance of Seller’s casualty and liability insurance policies in such course of business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain. Seller shall not sell, remove or otherwise dispose of any significant items of Personal Property (other than supplies or materials used in connection with the operation or maintenance of the Business, which supplies or materials shall be replaced as used) unless replaced with an item of like value, quality and utility.

6.9 Estoppel Certificate. Seller shall use good faith efforts to obtain estoppel certificates and deliver the same to Purchaser at least five (5) business days prior to the Closing Date, from (i) any association or third party parcel owners with respect to any covenants, conditions or restrictions of record with respect to the Property, and (ii) any parties to any material easements affecting the Property (the “Third-Party Estoppels”), in forms satisfactory to Purchaser. In the event that Seller has been unable, prior to the Closing Date, to obtain any requested Third-Party Estoppels, such failure shall not constitute a default of Seller hereunder provided that Seller used good faith efforts to obtain the same and at Closing Seller delivers a certificate from an officer of Seller certifying that, to Seller’s Knowledge, such agreement is in full force and effect, that all amounts due from Seller as of Closing have been paid, and that no defaults exist with respect to any such agreement.

6.10 Exclusivity. Seller covenants and agrees to refrain during the term of this Agreement from making, accepting, encouraging or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale of the Assets or any portion thereof or an interest therein, and will deal exclusively with Purchaser in good faith towards the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein.

6.11 Employees.

6.11.1 Notice. Seller will take all actions necessary to ensure compliance with the WARN Act pursuant to Section 5.1.16 above and shall indemnify, save, pay, defend and hold harmless Purchaser from and against any and all liability relating to a failure to take any action or to provide any notice required under the WARN Act or any applicable state law.

6.11.2 Liability of Seller and Purchaser. Seller shall and hereby agrees to indemnify and save Purchaser harmless from and against any liability for wages, salaries, bonuses, accrued vacation days, sick days and personal days to be paid to employees on account of services rendered prior to Closing. Notwithstanding anything to the contrary herein contained, there shall be no apportionment or pro-ration of medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “Benefits”) and Seller shall remain liable for and hereby indemnifies, pays, saves and holds Purchaser harmless from and against all Benefits due to employees under plans in which Business employees participate prior to Closing, and all payments due on the plans providing such Benefits. Seller shall also remain responsible for and hereby indemnifies, pays, saves and holds Purchaser harmless from any severance pay which may become due to any of the employees whose employment ends at or prior to Closing as a result of this transaction, whether due to Seller’s employment policies or as a matter of law. Seller agrees to give all affected employees notice of termination of participation of employees working at the Business in any applicable 401(k) or other pension or retirement plan affecting the employees.

6.11.3 Indemnities. Seller shall indemnify, save, pay and hold Purchaser harmless from and against any claim by any Business employee, for Seller’s failure to pay (a) such employees’ wages, salary, bonuses, employment taxes, accrued vacation pay, sick days and personal days, and withholding taxes prior to the Closing Date as to which they may be entitled, (b) benefits, whenever due, provided under plans in which Business employees participated prior to Closing, and (c) liability under Section 4980B, Part 6 of Title I of ERISA or Title IV of ERISA related to employees arising prior to Closing.

6.12 Liquor Licenses. Seller shall, at Seller’s sole discretion, cost and expense, either (i) transfer all liquor licenses necessary for the operation of the Business in accordance with current operating standards (the “Liquor Licenses”) to the Operating Lessee as of Closing, or (ii) apply for and obtain new liquor licenses necessary for the operation for the Business in the name of Operating Lessee as of Closing (and enter into any necessary interim management agreements if such new licenses are not able to be obtained by the Closing); or (iii) enter into, or cause its Affiliate holding the applicable Liquor License to enter into, Alcoholic Beverage and Management Agreements with Operating Lessee; or (iv) assign to the Operating Lessee, or facilitate the Operating Lesse entering into, liquor management and/or lease agreements with the holder of the private liquor club permit at the Lubbock Site.

6.13 Signature Oil and Gas Lease. Signature is in the process of negotiating a lease (the “Signature O&G Lease”) and letter agreement (the “Signature Letter”) with respect to mineral interests at the Signature Site. Purchaser has been provided with the latest drafts of the Signature O&G Lease and the Signature Letter. At Closing, Signature will assign the Signature O&G Lease and the Signature Letter directly to the Operating Lessee. The Parties hereby acknowledge and agree that the Signature Operating Lease will contain such terms and conditions related to the Signature O&G Lease and the Signature Letter that will permit Purchaser to: (i) approve any and all amendments to such agreements; (ii) approve drilling locations other than those specifically identified in the Signature O&G Lease; and (iii) have the Signature O&G Lease and the Signature Letter transferred to Purchaser upon any termination of the Signature Operating Lease. Purchaser hereby acknowledges and agrees that from and after any termination of the Signature Operating Lease, Purchaser will honor and continue to perform the obligations of Signature under those agreements.

ARTICLE 7.

CLOSING CONDITIONS

7.1 Purchaser’s Closing Conditions. The Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction (or waiver) at or prior to Closing of the following conditions precedent (the “Purchaser’s Closing Conditions”):

7.1.1 The Seller’s Deliveries. All of the Seller’s Closing Deliveries shall have been delivered to the Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Purchaser at Closing.

7.1.2 Representations and Warranties. The representations or warranties of the Sellers in this Agreement shall be true and correct in all material respects as of the Closing (or as such other date to which such representation and warranties expressly were made).

7.1.3 Covenants and Obligations. The covenants and obligations of the Seller in this Agreement shall have been performed in all material respects.

7.1.4 Change in Environmental Condition of Property. No event shall have occurred following the date of this Agreement and prior to the Closing Date which would result in a material violation of any Environmental Law with respect to the Land.

7.1.5 Title Policies. The Title Company shall have irrevocably committed to issue an owner’s insurance policy, with all of Seller’s requirements for issuance of the policy satisfied and deleted, and no exceptions to coverage other than the Permitted Exceptions or those Unpermitted Encumbrances that Purchaser has elected to accept pursuant to Section 4.2.2.

7.1.6 Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.7 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.8 Operating Leases. The Operating Leases shall be fully executed by Seller Operating Lessee in the form agreed to during the Due Diligence Period.

7.1.9 Third-Party Estoppels. Seller shall have complied with the provisions of Section 6.9 hereof.

7.2 Failure of Any Purchaser’s Closing Condition. If Purchaser becomes aware that any of the Purchaser’s Closing Conditions is not satisfied as of the Closing (a “Purchaser’s Closing Condition Failure”), then the Purchaser shall have the right, in the Purchaser’s absolute discretion, to either (i) terminate this Agreement by providing written notice to the Seller, in which case the Deposit shall be refunded to the Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, and if such Purchaser’s Closing Condition Failure results from a Seller Default of its representations, warranties, covenants and/or obligations hereunder, Purchaser will have the rights set forth in Section 10.1, (ii) complete the transactions set out herein, in which case Seller shall be discharged and released from any and all liabilities with respect to Purchaser’s Closing Condition Failure. If such Purchaser’s Closing Condition Failure results from a Purchaser’s Default of its representations, warranties, covenants and/or obligations hereunder or was otherwise directly caused by Purchaser, Seller shall have the rights set forth in Section 10.2.

7.3 Seller’s Closing Conditions. The Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction (or waiver) at or prior to Closing of the following conditions precedent (the “Seller’s Closing Conditions”):

7.3.1 Receipt of the Purchase Price. The Purchaser shall have paid to the Seller or deposited with Escrow Agent with irrevocable written direction to disburse the same to the Seller, the Purchase Price (as adjusted for Pro-rations pursuant to Article IX).

7.3.2 Purchaser’s Deliveries. All of the Purchaser’s Closing Deliveries shall have been delivered to the Seller or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Seller at Closing.

7.3.3 Representations and Warranties. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

7.3.4 Covenants and Obligations. The covenants and obligations of the Purchaser in this Agreement shall have been performed in all material respects.

7.3.5 Operating Leases. The Operating Leases shall be fully executed by Purchaser in the form agreed to during the Due Diligence Period.

7.3.6 Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.4 Failure of the Seller’s Closing Conditions. If Seller becomes aware that any of the Seller’s Closing Conditions is not satisfied as of the Closing (a “Seller’s Closing Condition Failure”), then the Seller shall have the right, in the Seller’s absolute discretion, to either (i) terminate this Agreement by providing written notice to the Purchaser, in which case the Deposit shall be disbursed to the Seller in accordance with Section 3.2.3, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, (ii) complete the transactions set out herein, in which case Purchaser shall be discharged and released from any and all liabilities with respect to Seller’s Closing Condition Failure, or (iii) if such Seller’s Closing Condition Failure results from a Purchaser’s Default of its representations, warranties, covenants and/or obligations hereunder, Purchaser shall have the rights set forth in Section 10.2. If such Seller’s Closing Condition Failure results from a Seller’s Default of its representations, warranties, covenants and/or obligations hereunder, Purchaser shall have the rights set forth in Section 10.1.

ARTICLE 8.

CLOSING

8.1 Closing Date. The closing of the transactions described in this Agreement (the “Closing”) shall occur on that date which is mutually agreed to in writing by the Seller and the Purchaser, but in any event on or before the date which is thirty (30) days after the expiration of the Due Diligence Period (the “Outside Closing Date”). The date on which the Closing occurs or is scheduled to occur is referred to herein as the “Closing Date”. If the Parties cannot agree on a Closing Date, the Closing Date will be the Outside Closing Date; provided, however, if such Closing Date shall fall on any day within Purchaser’s designated “black out” periods (each a “Black Out Period”), then such Closing Date shall occur on the next Business Day following the expiration of such Black Out Period.

8.2 Closing Escrow. The Closing shall take place by means of a Title Company escrow (the “Closing Escrow”), in which case at or prior to the Closing (i) the Purchase Price to be paid by the Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by the Seller and the Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted for Pro-rations pursuant to Article IX) and the Deposit shall be disbursed to the Seller and the documents deposited into the Closing Escrow shall be delivered to the Seller and the Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

8.3 Seller’s Closing Deliveries. At the Closing, each Seller shall deliver or cause to be delivered to Escrow Agent all of the documents, each of which shall have been duly executed by the Seller (or such other party as specifically set forth therein) and acknowledged (if required), and other items, set forth in this Section 8.3 (the “Seller’s Closing Deliveries”) with respect to the Site owned by such Seller, as follows:

8.3.1 Closing Certificate. A closing certificate substantially in the form of Exhibit B, together with a copy of all appropriate resolutions, consents and approvals.

8.3.2 Deeds. Special Warranty Deed substantially in the form of Exhibit C attached hereto, conveying the applicable Real Property to the Purchaser, subject only to the Permitted Encumbrances.

8.3.3 Bills of Sale. A Bill of Sale substantially in the form of Exhibit D, attached hereto, transferring the Personal Property and Consumables to the Purchaser on the terms set forth therein, provided, however, Purchaser, in Purchaser’s sole discretion, shall have the right to direct Seller to transfer the Consumables directly to the Operating Lessee at Closing.

8.3.4 Assignment and Assumption of Intangible Assets. An Assignment and Assumption of Intangible Assets substantially in the form of Exhibit E, attached hereto, assigning without representation or warranty the Intangible Assets to Purchaser, or such other party as Purchaser may direct, but specifically excluding any Seller Liabilities related thereto, on the terms set forth therein.

8.3.5 Assignment and Assumption of Contracts. An Assignment and Assumption of Contracts substantially in the form of Exhibit F, attached hereto, assigning the Contracts to Purchaser, but specifically excluding any Seller Liabilities related thereto, on the terms set forth therein, provided, however, Seller shall assign, if Purchaser so directs in Purchaser’s sole discretion, some or all of the Contracts, Licenses and Permits and the Liquor License directly to the Operating Lessee at Closing.

8.3.6 Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from the Seller to issue the Title Policies.

8.3.7 Other Declarations. Any real estate transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Real Property.

8.3.8 FIRPTA Certificates and Title Affidavits. An affidavit from each Seller with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended, and the regulations issued thereunder) and any similar state tax requirements and an affidavit from the Seller in favor of the Title Company which shall be sufficient to delete the standard exceptions from the title policy that such Seller has not done or caused to be done any work on the applicable Real Property that has not been paid for and as to which mechanics’ liens or builders’ liens may be filed against the Real Property following the Closing.

8.3.9 Closing Statement. The Closing Statement prepared pursuant to Section 9.1.

8.3.10 Authority Documents. A corporate resolution, and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of each of the Sellers.

8.3.11 Estoppel Certificates. All Third Party Estoppels required by this Agreement to the extent actually received by the Seller, or such certificates of Seller in lieu thereof contemplated pursuant to Section 6.9.

8.3.12 Termination of Management Agreements and Operating Leases. Evidence reasonably satisfactory to Purchaser evidencing the termination of any existing management agreements and/or operating leases with respect to the Real Property or the Business, other than alcoholic beverage management and lease agreements entered into in accordance with Section 6.12.

8.3.13 Assignment and Assumption of Licenses and Permits and Books and Records. An Assignment and Assumption of Licenses and Permits and Books and Records for each Site substantially in the form of Exhibit G, attached hereto, assigning without representation or warranty the Licenses and Permits and the Books and Records to Operating Lessee.

8.3.14 Operating Leases. Fully-executed counterparts of the Operating Leases.

8.3.15 Assignment and Assumption of Membership Agreements. An Assignment and Assumption of Membership Agreements for each Site executed by Seller and Operating Lessee pursuant to Section 2.3.5 in the form attached hereto as Exhibit H.

8.3.16 Amendments to Eagle Leases. Fully-executed counterparts by the Operating Lessee of the amendments to the Eagle Leases contemplated pursuant to Section 4.7.

8.3.17 Other Documents. Such other documents and instruments as may be reasonably requested by the Purchaser on the Title Company in order to consummate the transactions described in this Agreement. Premier hereby covenants and agrees to join and execute any of the foregoing documents Seller Deliveries to the extent necessary to effectuate the transactions contemplated in this Agreement.

8.4 Purchaser’s Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to the Seller all of the documents, each of which shall have been duly executed by the Purchaser and acknowledged (if required), and other items, set forth in this Section 8.4 (the “Purchaser’s Closing Deliveries”), as follows:

8.4.1 Purchase Price. The Purchase Price (as adjusted for Pro-rations pursuant to Article IX) to be paid by the Purchaser.

8.4.2 Disbursement Letter. A letter of direction to Escrow Agent directing Escrow Agent to disburse the Purchase Price to the Seller.

8.4.3 Closing Certificate. A closing certificate in the form of Exhibit I, attached hereto, together with all exhibits thereto.

8.4.4 Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by the Seller under Section 8.3 which require execution by the Purchaser;

8.4.5 Authority Documents. A corporate resolution and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Purchaser.

8.4.6 Operating Leases. Fully-executed counterparts of the Operating Leases.

8.4.7 Other Documents. Such other documents and instruments as may be reasonably requested by the Seller or the Title Company in order to consummate the transactions described in this Agreement.

8.5 Possession. The Sellers shall deliver possession of the Assets to the Purchaser.

ARTICLE 9.

PRO-RATIONS AND EXPENSES

9.1 Closing Statement. No later than three (3) Business Days prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Assets as may be necessary to make the adjustments and Pro-rations to the Purchase Price as set forth in Sections 9.2 and 9.3 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and Pro-rations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reported after the Closing as expressly set forth in Section 9.2.

9.2 Pro-rations.

9.2.1 Taxes and Assessments. Seller shall be responsible for payment of all Taxes prior to Closing in its capacity as Seller under this Agreement. All non-delinquent real estate taxes and assessments on the Sites will be prorated as of the Closing Date based on the actual current tax bill. If the Closing takes place before the real estate taxes are fixed for the tax year in which the Closing Date occurs, the apportionment of real estate taxes will be made on the basis of the real estate taxes for the immediately preceding tax year based upon the maximum discount allowed. There shall be no re-pro-ration of taxes after Closing. All delinquent taxes and all delinquent assessments, if any, on the Sites will be paid at Closing from funds accruing to Seller.

9.2.2 General Operating Income and Expenses. Except as set forth herein, the parties acknowledge and agree that any other income and expense items that are customarily prorated in transactions of this nature, including, without limitation but without duplication of any other provision herein, pre-paid expenses, dues, locker fees, bag storage fees, rain checks (on the basis of 100% of the face value), outstanding free passes (on the basis of 100% of the face value) and gift certificates (on the basis of 100% of the face value), shall be prorated at Closing.

9.2.3 Event Deposits: All prepaid deposits for any tournaments, outings, birthday parties and other reservations at the Sites (the “Event Deposits”) pertaining to any events occurring after Closing shall be transferred to Operating Lessee at Closing.

9.2.4 Membership Deposits/Initiation Fees. The parties specifically acknowledge and agree that notwithstanding anything to the contrary in this Agreement, none of the prepaid membership deposits of the members nor initiation fees pertaining to the Membership Documents shall be prorated nor credited to the Purchase Price.

9.2.5 Insurance. Insurance, if any, carried by Seller on the Property shall be terminated at Closing, and Operating Lessee shall be solely responsible for acquiring insurance coverage on the Property.

9.2.6 Income and Expense. The parties hereby agree all income received from the operation of the Business at the Sites through the day before Closing shall be the property of Seller; accordingly, all expenses derived that from the operation of the Business at the Sites through the day before Closing shall be the obligation of Seller. All income received with the operation of the Sites as of and after the Closing Date shall be the property of Purchaser (subject to the terms and provisions of the Operating Leases); accordingly, all expenses derived from the operation of the Business at the Sites as of and after the Closing Date shall be the obligation of Purchaser (subject to the terms and provisions of the Operating Leases). Notwithstanding anything herein to the contrary, all pro-rations for income, taxes, assessments, deposits, free passes, bag storage fees, and other items to be credited to Purchaser as provided in this Article IX shall be paid or credited to Operating Lessee at Closing pursuant to the terms of the Operating Lease, to the extent such items are Operating Lessee’s obligation pursuant to the terms of the Operating Lease.

9.2.7 Method of Pro-ration: All pro-rations will be made as of midnight of the day before Closing, based on a 365-day year or a thirty (30)-day month, as applicable, with Seller retaining all income and revenue and paying all expenses accrued as of said date.

9.3 Taxes. All sales, privilege, use and occupancy taxes, if any, due or to become due in connection with the operation of the Assets or revenues received from the Assets prior to the Closing Date will be paid by the Seller. The Seller shall also be responsible for any “rollback” taxes or retroactively assessed taxes which arise out of or relate to any use of the Assets for periods of time prior to the Closing Date, or any improper or inadequate assessment of the Assets for the period prior to the Closing. The Seller shall be entitled to any refunds of any taxes arising out of or relating to any use of the Assets for periods of time prior to and including the Closing Date.

9.4 Cash and Utility Deposits. All cash on hand, escrow and reserve accounts of the Seller, utility or other deposits made by the Seller (other than tenant security deposits and other deposits), accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of the Seller. The Seller shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets through and including the day preceding the Closing Date in its capacity as Seller hereunder, and Purchaser shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets from and including the Closing Date (subject to the terms and conditions under the Operating Leases).

9.5 Employees. If applicable, the Seller will comply with the notice requirements under the WARN Act, COBRA, or any similar federal, state or local legislation with respect to any employees terminated by the Seller in connection with this transaction. It is expressly understood and agreed that the Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of the Seller attributable to any time period up to the Closing.

9.6 Reconciliation and Final Payment. The terms and provisions of this Article IX shall survive Closing. The amount of the pro-rations have initially been determined at Closing, but will be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not readily available at the Closing. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing.

9.7 Purchaser’s Acquisition Costs. In addition to the Purchase Price Purchaser shall pay for the following items in connection with this transaction, all of which shall be part of Purchaser Acquisition Costs: (i) the fees and expenses incurred by the Purchaser for the Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses of the Purchaser’s attorneys, accountants and consultants; (iii) the fees and expenses incurred by Purchaser in connection with the preparation and issuance of the Title Policies; (iv) the fees and expenses for any updates to the Environmental Reports and Surveys; (v) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by the Purchaser; (vi) all of the fees and expenses for the Escrow Agent; and (vii) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Assets (collectively, the “Purchaser Acquisition Costs”). The amount of the Purchaser’s Acquisition Costs, which shall be used to determine the lease basis for purposes of calculating rent under the Operating Leases, as provided for therein, will be subject to adjustment after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not readily available at the Closing. Each Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing.

9.8 Seller’s Transaction Costs. The Seller shall pay for the following items in connection with this transaction: the fees and expenses of the Seller’s attorneys, accountants, and consultants.

ARTICLE 10.

DEFAULT AND REMEDIES

10.1 The Seller’s Default. If, at or any time prior to Closing, the Seller fails to perform in any material respect its covenants or obligations under this Agreement (a “Seller’s Default”), then the Purchaser may elect one of the following remedies: (a) terminate this Agreement, in which case the Deposit shall be refunded to the Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, (b) proceed to Closing without any reduction in or setoff against the Purchase Price, (c) obtain a court order for specific performance, or (d) in the event specific performance is not an available remedy and such Seller’s Default is caused by the Seller’s willful and intentional breach of Seller’s obligation to close the transaction contemplated hereunder, Purchaser shall have the right to pursue an action for damages, in which event all Sellers shall be jointly and severally liable for any and all obligations of any Seller or all Sellers under this Agreement; provided that, with respect to any such action under this subsection (d), the Sellers’ total liability to Purchaser will be capped at the lesser of (i) Two Hundred Fifty Thousand Dollars ($250,000); and (ii) any and all actual out-of-pocket costs and expenses incurred by Purchaser in connection with the transactions contemplated hereunder.

10.2 Purchaser’s Default. If at any time prior to Closing, the Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement which breach or default is not caused by a Seller’s Default (a “Purchaser’s Default”), and no material Seller’s Default has occurred which remains uncured, then the Seller may elect, as its sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to the Purchaser, in which case the Deposit actually paid by the Purchaser shall be disbursed to the Seller in accordance with Section 3.2.3, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing pursuant to this Agreement.

10.3 Liquidated Damages. The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 10.2, the damages that the Seller would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, the parties agree that the Seller shall retain the Deposit as full and complete liquidated damages (and not as a penalty) as the Seller’s and Guarantor’s sole and exclusive remedy for such termination, provided, however, that in addition to the deposits, the Seller shall retain all rights and remedies under this Agreement with respect to those obligations of Purchaser which expressly survive such termination.

10.4 No Punitive or Consequential Damages. Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party under this Article X or Article XII for punitive damages, lost profits or other consequential or incidental damages.

ARTICLE 11.

RISK OF LOSS

11.1 Casualty. If, at any time after the date of this Agreement and prior to Closing or earlier termination of this Agreement, the Real Property or any material portion thereof is damaged or destroyed by fire or any other casualty causing a Material loss or damage (a “Casualty”), the Seller shall give written notice of each Casualty to the Purchaser promptly after the occurrence of such Casualty, and then the Purchaser shall have the right to elect, by providing written notice to the Seller within thirty (30) days after the Purchaser’s receipt of the Seller’s written notice of such Casualty, to (i) terminate this Agreement in its entirety, or (ii) proceed to Closing, without terminating this Agreement in any respect, in which case the Seller shall within ten (10) days of receipt of Purchaser’s notice, deliver a notice to Purchaser whereby Seller elects to either: (A) repair and restore the Real Property in a reasonably good and workmanlike manner to the condition at least as good and useful as that in which it existed prior to such damage or destruction; or (B) transfer and assign to the Purchaser all of the Seller’s right, title and interest in and to all proceeds from all casualty, business interruption, and lost profits insurance policies maintained by the Seller with respect to the Real Property, except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by the Seller for the period prior to the Closing. If the Purchaser fails to provide written notice of its election to the Seller within such time period, then the Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of this preceding sentence. If the Closing is scheduled to occur within the Purchaser’s thirty (30) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. If at any time after the date of this Agreement and prior to Closing or earlier termination of this Agreement, the Real Property or any material portion thereof is damaged by fire or any other casualty but not to the extent of a Material loss or damage, then Purchaser shall not have the right to terminate this Agreement, but Seller shall, at its election (A) repair and restore the Real Property in a reasonably good and workmanlike manner to the condition at least as good and useful as that in which it existed prior to such damage or destruction or (B) transfer and assign to the Purchaser at the Closing all of the Seller’s right, title and interest in and to all proceeds from all casualty, business interruption, and lost profits insurance policies maintained by the Seller with respect to the Real Property, except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by the Seller for the period prior to the Closing.

11.2 Condemnation. If, at any time after the date of this Agreement and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), the Seller shall give written notice of such Condemnation to the Purchaser promptly after the Seller receives notice of such Condemnation, then the Purchaser shall have the right to elect, by providing written notice to the Seller within thirty (30) days after the Purchaser’s receipt of the Seller’s written notice of such Condemnation, to (A) if such Condemnation is a Material Condemnation, terminate this Agreement in its entirety, or (B) proceed to Closing, without terminating this Agreement, in which case the Seller shall assign to the Purchaser at Closing all of the Seller’s right, title and interest in all proceeds and awards from such Condemnation (whether a Material Condemnation or otherwise). If the Purchaser fails to provide written notice of its election to the Seller within such time period, then the Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence. If the Closing is scheduled to occur within the Purchaser’s thirty (30) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period.

11.3 Definition of “Material”. For the purposes of Section 11.1 and 11.2, “Material” refers to the following: (a) loss or damage to the Real Property hereof such that the cost of repairing or restoring the Real Property in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect or a qualified licensed contractor mutually agreed to by Seller and Purchaser, equal to or greater than ten percent (10%) of the Purchase Price on an aggregate basis or twenty percent (20%) of the portion of the Purchase Price allocated to the affected Site as shown on Schedule 3.4; and (b) any loss due to a Condemnation which permanently and materially impairs the current use of the Real Property.

ARTICLE 12.

SURVIVAL, INDEMNIFICATION AND RELEASE

12.1 Survival. Sellers’ obligations in respect of the representations and warranties set forth in Article V hereof are updated as of the Closing in accordance with the terms of this Agreement, and shall survive Closing for a period of twelve (12) months (the “Survival Period”). Sellers shall have no liability to Purchaser for a breach of any representation or warranty or covenant unless Purchaser shall have notified Seller, or an action shall have been commenced by Purchaser against Seller, prior to the expiration of such Survival Period (the “Action Period”).

12.2 Indemnification by the Seller.

12.2.1 Indemnity. Subject to the limitations set forth in this Article XII and any other express provision of this Agreement, the Sellers shall indemnify, save, insure, pay, defend and hold harmless the Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (a) any breach of any representation or warranty of the Seller in this Agreement, (b) any breach by the Seller of any of its covenants or obligations under this Agreement, and (c) any and all Liabilities of the Seller arising out of the operation of the Business or ownership of the Assets prior to the Closing (the “Seller Liabilities”), including, without limitation: (i) any Liabilities under the Contracts, and Licenses and Permits which have arisen or accrued and pertain to a period prior to the Closing Date; (ii) the payment of all Taxes and assessments due and payable or accrued but not yet paid prior to the Closing Date; (iii) the employment of the Employees; (iv) any claim for personal injury or property damage to a Person which is based on any event which occurred at the Real Property or in connection with the Business prior to the Closing Date; (v) any claim arising out of the construction of any of the Improvements; (vi) any claim arising out of the development, construction, marketing, sales and/or management in connection with the Real Property, including any claim arising under securities laws, rules or regulations; (vii) any commitments, obligations, or debts made or incurred by Seller, its predecessors, or the Business arising with respect to the Membership Agreements, regardless or whether fixed, accrued or contingent, and specifically excluding any Liabilities (including costs of cleanup, containment of other remediation) arising from or in connection with any Environmental Liabilities or Environmental Claims arising out of or relating to the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Assets or any bodily injury (including illness, disability and death, regardless of when any bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any assets in any way arising from or allegedly arising from any hazardous activity conducted by any Person with respect to the Assets that was present or suspected to be present on or before the Closing Date on or at the Real Property (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any property and was present or suspected to be present on the Real Property, on or prior to the Closing Date), or was released or allegedly released by any Person on or at any Assets at any time on or prior to the Closing Date. The terms of this Section 12.2 shall survive Closing for the Survival Period. All Sellers shall be jointly and severally liable for any and all obligations of any Seller or all Sellers under this Agreement.

12.2.2 Limitations. Notwithstanding any provision of this Agreement to the contrary, Seller shall not have any liability with respect to any of the representations and warranties or covenants set forth in this Agreement if, prior to the Closing, Purchaser received notice of information, as a result of Purchaser’s due diligence tests, investigations and inspections of the Sites, or written notice by Seller or its agents or employees that (i) contradicts any of the representations and warranties set forth in this Agreement, (ii) renders any of the representations and warranties set forth in this Agreement untrue or incorrect, or (iii) that indicates a breach of a covenant under this Agreement, and Purchaser with said knowledge nevertheless consummates the transactions. In no event shall the Sellers’ liabilities with respect to claims under this Agreement exceed, in the aggregate, Three Million Nine Hundred Thousand Dollars ($3,900,000). Purchaser agrees to first seek recovery under any insurance policies and service contracts prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies or service contracts.

12.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article XII, the Purchaser shall indemnify and hold harmless the Seller’s Indemnitees from and against any Indemnification Loss incurred by any Seller’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of the Purchaser in this Agreement; (ii) any breach by the Purchaser of any of its covenants or obligations under this Agreement; (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on Purchaser’s behalf) in connection with any of the transactions contemplated by this Agreement; (iv) any claim related to Purchaser and Purchaser’s representative’s entry onto the Real Property or investigation of the Assets, including, but not limited to, claims of property damage, personal injury, nonpayment and mechanic’s liens; (v) any Third-Party Claim arising out of the ownership or operation of the Assets after Closing; or (vi) any Assumed Liabilities. The terms of this Section 12.2.2 shall survive Closing for the Survival Period. No claim for any of the foregoing shall be actionable or payable if the item in question results from or is based on a condition, state of facts or other matter which was actually known to Seller prior to Closing. Purchaser shall have no liability to Seller for a breach of any covenant, representation or warranty or for any indemnification claim unless written notice containing a description of the specific nature of such breach or indemnification claim shall have been given by Seller to Purchaser prior to the expiration of the Survival Period and an action shall have been commenced by Seller against Purchaser within the Action Period, in which event the full amount of such valid claims shall be actionable. Seller agrees to first seek recovery under any insurance policies and service contracts prior to seeking recovery from Purchaser, and Purchaser shall not be liable to Seller if Seller’s claim is satisfied from such insurance policies or service contracts.

12.4 Indemnification Procedure; Notice of Indemnification Claim.

12.4.1 If any of the Seller Indemnitees or the Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee until such Indemnitee provides written Notice to such Indemnitor after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

12.4.2 Any Indemnitor will have the right to defend the Indemnitee against the Third Party Claim with counsel of its choice satisfactory to the Indemnitee so long as (a) the Indemnitor notifies the Indemnitee in writing within fifteen (15) days after the Indemnitee has given Notice of the Third Party Claim that the Indemnitor will indemnify the Indemnitee from and against any Indemnification Loss the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, subject to the limitations set forth in this Article XII, (b) the Indemnitor provides the Indemnitee with evidence acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (d) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (e) the Indemnitor conducts the defense of the Third Party Claim actively and diligently.

12.4.3 So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 12.4.2 above, (a) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (b) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor, and (c) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee.

12.4.4 In the event any of the conditions in Section 12.4.2 is or becomes unsatisfied, however, (a) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), (b) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (c) the Indemnitor will remain responsible for any Indemnification Loss the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article XII.

12.5 Exclusive Remedy for Indemnification Loss; Interpretation. Except for claims based on fraud, the indemnification provisions in this Article XII shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement. The Parties shall take into account the time cost of money (using the prime rate as reported from time to time in The Wall Street Journal as the discount rate) in determining Indemnification Loss for purposes of this Article XII All indemnification payments under this Article XII shall be deemed adjustments to the Purchase Price.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.1 Notices.

13.1.1 Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) electronic or facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to the Seller:

c/o Premier Golf Management, Inc.

17383 Sunset Blvd., Suite 315

Pacific Palisades, CA 90272

Attention: Robert H. Williams, President

Fax: (310) 573-1470

Phone: (310) 230-6688

E-mail: bwilliams@pgmi.net

With copies to:

Blackwell Sanders Peper Martin LLP

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Attention: Gary D. Gilson and Edward V. Wilson

Fax: (816) 983-8080

Phone: (816) 983-8000

E-mail: ggilson@blackwellsanders.com; ewilson@blackwellsanders.com

If to the Purchaser:

CNL Income Partners, LP

450 S. Orange Avenue

Orlando, Florida 32801

Attention: Tammie A. Quinlan, Chief Financial Officer, and

                 Amy Sinelli, Esq., Vice President and

                 Corporate Counsel

Fax: (407) 540-2544

Phone: (407) 650-1000

Email: tammie.quinlan@cnl.com; amy.sinelli@cnl.com

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, Florida 32801

Attn: William T. Dymond, Jr., Esq.

Fax: (407) 843-4444

Phone: (407) 843-4600

Email: william.dymond@lowndes-law.com

13.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 13.1.1) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address, email address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address, email address or facsimile number pursuant to Section 13.1.3.

13.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 13.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 13.1.

13.1.4 Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

13.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day. Further, wherever under this Agreement (i) a notice or document is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, or (ii) a critical date such as the date upon which the Due Diligence Period expires (as the same may be extended pursuant to the terms hereof) is on a day which is not a Business Day, then the day of receipt or required delivery, or the critical date, shall automatically be extended to the next Business Day.

13.3 Assignment. Neither the Seller nor the Purchaser shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party which consent may be withheld in the other Party’s sole discretion; provided, however, that Purchaser shall have the right to designate one or more wholly-owned Affiliates to receive title or may assign this Agreement, wholly or partially, to any Affiliate or Affiliates of Purchaser. For the purposes of this Section 13.3, the sale of a Controlling interest in any Party (or any Person with Control of any Party) shall constitute an assignment of this Agreement.

13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

13.5 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

13.6 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

13.6.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

13.6.2 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

13.6.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

13.6.4 Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

13.6.5 The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

13.7 Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

13.8 Governing Law. This Agreement shall be governed by the laws of the state of Florida.

13.9 Waiver of Trial by Jury. Each Party hereby waives its right to a trial by jury in any litigation or other court proceeding with respect to any matter arising from or in connection with this Agreement.

13.10 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

13.11 Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

13.12 Liability of Interest-Holders in Purchaser, Sellers and their Affiliates. The Parties agree and acknowledge that none of the officers, directors, members, partners, shareholders or other holders of beneficial interests of or in the Purchaser, Seller or any of the Purchaser’s or Seller’s Affiliates shall be personally liable for any obligation or responsibility of the Purchaser, the Sellers or any of their Affiliates hereunder by virtue of being an officer, director, member, partner, shareholder or holder of any beneficial interest of or in the Purchaser, the Sellers or any of their Affiliates.

13.13 Entire Agreement. This Agreement and the agreements to be executed and delivered in connection herewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the date of this Agreement with respect to the transactions described in this Agreement.

13.14 Amendments, Waivers and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties, provided, however, either Seller or Purchaser may, in writing, (i) extend the time for performance of any of the obligations of the other, (ii) waive any inaccuracies and representations by the other contained in this Agreement, (iii) waive compliance by the other with any of the covenants contained in this Agreement and (iv) waive the satisfaction of any condition that is precedent or subsequent to the performance by the party so waiving of any of its obligations under this Agreement.

13.15 Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

13.16 Tax Disclosures. Notwithstanding anything in this Agreement to the contrary, in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, Purchaser and Seller (and each employee, representative, or other agent of Purchaser and Seller) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Purchaser or Seller relating to such tax treatment and tax structure. However, any information relating to tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent, but only to the extent, reasonably necessary to enable Purchaser and Seller to comply with applicable securities laws. For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

[Remainder of page intentionally left blank;

Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLER:

FORE STAR GOLF OF YUMA, LLC,		FORE STAR GOLF OF LUBBOCK AT LAKERIDGE, LLC,
a New Mexico limited liability company		a Texas limited liability company

By:	Fore Star Golf, Inc, its sole member	By:	Fore Star Golf, Inc, its sole member

By:	/s/ Robert H.Williams	By:	/s/ Robert H.Williams
Name:	Robert H. Williams	Name:	Robert H. Williams
Title:	President	Title:	President

PREMIER GOLF ROYAL MEADOWS, LLC,		PREMIER GOLF PAINTED HILLS, LLC,
a Delaware limited liability company,		a Delaware limited liability company,

By:	/s/ Robert H.Williams	By:	/s/ Robert H.Williams
Name:	Robert H. Williams	Name:	Robert H. Williams
Title:	President	Title:	President

PREMIER GOLF CLEVELAND, LLC,		PREMIER GOLF SOLON, LLC,
a Delaware limited liability company,		a Delaware limited liability company,

By:	/s/ Robert H.Williams	By:	/s/ Robert H.Williams
Name:	Robert H. Williams	Name:	Robert H. Williams
Title:	President	Title:	President

PREMIER GOLF MANAGEMENT, INC., a Delaware corporation

By:	/s/ Robert H.Williams
Name:	Robert H. Williams
Title:	President

PURCHASER:

CNL INCOME PARTNERS, LP, a Delaware limited partnership

By:	CNL Income GP Corp., a Delaware corporation, its sole general partner

By:	/s/ Tammie A. Quinlan
Name:	Tammie A. Quinlan
Title:	Chief Financial Officer

ESCROW AGENT:

THE TALON GROUP, a division of First American Title Insurance Company

By:
Name:
Title: